NOTICE & PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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☐	Preliminary Proxy Statement	☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
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☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

JOHN BEAN TECHNOLOGIES CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 25, 2010

Dear JBT Corporation Stockholder:

It is my pleasure to invite you to attend the 2010 Annual Meeting of Stockholders of John Bean Technologies Corporation, which will be held on Wednesday, May 5, 2010 at 2:30 p.m (CDT), at the Mid-America Club, 80th Floor-Aon Center, 200 East Randolph Drive, Chicago, Illinois. At the meeting, we will ask our stockholders to approve our nominees for directors, approve the performance goals we use for performance-linked compensation awards in our incentive compensation plan and ratify the appointment of KPMG, LLP as our auditor for 2010. You may vote at the Annual Meeting if you were a stockholder of record as of the close of business on March 8, 2010.

At our Annual Meeting, I will also report on our performance in 2009 and answer your questions. We look forward to your participation. Please refer to the accompanying Proxy Statement for additional information about the matters to be considered at the meeting.

MANAGEMENT RECOMMENDS A VOTE FOR THE RE-ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR, FOR APPROVAL OF THE PERFORMANCE GOALS UTILIZED IN OUR PERFORMANCE-LINKED INCENTIVE COMPENSATION AWARDS AND FOR THE RATIFICATION OF THE APPOINTMENT OF OUR AUDITOR.

Your vote is important. To be sure that your vote counts and to assure a quorum, please submit your vote promptly whether or not you plan to attend the meeting. You can revoke a proxy prior to its exercise at the meeting by following the instructions in the accompanying Proxy Statement.

Our stockholders have a choice of voting on the Internet, by telephone or by mailing a proxy card. If you are a stockholder of record and you plan to attend the meeting, please mark the appropriate box on your proxy card or use the alternative Internet or telephone voting options in accordance with the voting instructions you have received. If you vote by telephone or on the Internet, you do not need to return your proxy card. If your shares are held by a bank, broker or other intermediary and you plan to attend the Annual Meeting of Stockholders, please send written notification to our Investor Relations Department, 200 East Randolph Drive, Suite 6600, Chicago, Illinois 60601, and enclose evidence of your ownership (such as a letter from the bank, broker or intermediary confirming your ownership or a bank or brokerage firm account statement). The names of all those indicating they plan to attend the Annual Meeting of Stockholders will be placed on an admission list held at the registration desk at the entrance to the meeting.

Stockholders may help us reduce printing and mailing costs by opting to receive future proxy materials by e-mail. Information about how to do this is included in the accompanying Proxy Statement.

Sincerely,

Charles H. Cannon

Chairman of the Board and Chief

Executive Officer

NOTICE OF THE 2010 ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 5, 2010 at 2:30 p.m.

Mid-America Club

80th Floor – Aon Center

200 East Randolph Drive, Chicago, Illinois 60601

The 2010 Annual Meeting of Stockholders will be held at the time and place noted above. At the meeting we will ask our stockholders to:

•	Re-elect two directors, Alan D. Feldman and James E. Goodwin, each for a term of three years;

•	Approve the performance goals for certain performance-based awards under the John Bean Technologies Corporation Incentive Compensation and Stock Plan;

•	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2010; and

•	Vote on any other business properly brought before the meeting or any postponement or adjournment thereof.

By Order of the Board of Directors

James L. Marvin

Deputy General Counsel and Secretary

INFORMATION ABOUT VOTING	1

PROPOSALS TO BE VOTED ON	4
Election of Directors	4
Approval of the Performance Goals for Certain Performance-Based Awards under the John Bean Technologies Corporation Incentive Compensation and Stock Plan	4
Ratification of Appointment of Independent Registered Public Accounting Firm	11

BOARD OF DIRECTORS	12
Nominees for Director	12
Directors Continuing in Office	13

INFORMATION ABOUT THE BOARD OF DIRECTORS	16
Corporate Governance	16
Meetings	16
Committees of the Board of Directors	16
Audit Committee	17
Compensation Committee	17
Nominating and Governance Committee	19
Director Independence	20
Executive Sessions of Independent Directors	21
Stockholder Communications to the Board	21
Board Leadership Structure	21
Diversity	22
Role of Board in Risk Oversight	22
Director Compensation	23
Compensation Committee Interlocks and Insider Participation in Compensation Decisions	24

TRANSACTIONS WITH RELATED PERSONS	25

SECURITY OWNERSHIP OF JBT CORPORATION	27
Management Ownership	27
Other Security Ownership	28

EXECUTIVE COMPENSATION	29
Compensation Discussion and Analysis	29
Risk in Compensation Programs	43
Consulting Fees Paid to Compensation Consultant	43

COMPENSATION COMMITTEE REPORT	44

COMPENSATION TABLES AND EXPLANATORY INFORMATION	45
Summary Compensation Table	45
Grants of Plan-Based Awards Table	47
Outstanding Equity Awards at Fiscal Year-End Table	48
Option Exercises and Stock Vested Table	49
Pension Benefits Table	50
Non-Qualified Deferred Compensation Table	53
Potential Payments Upon Termination	54

AUDIT COMMITTEE REPORT	61

OTHER MATTERS	62
Section 16(a) Beneficial Ownership Reporting Compliance	62
Code of Ethics	62
Proposals for the 2011 Annual Meeting of Stockholders	62
Stockholders Sharing an Address	62
Expenses Relating to this Proxy Solicitation	63

INFORMATION ABOUT VOTING

Who is soliciting my vote?—The Board of Directors (the “Board”) of John Bean Technologies Corporation (“JBT Corporation” or the “Company,” “we,” “us” or “our”) is soliciting proxies for use at our 2010 Annual Meeting of Stockholders (the “Annual Meeting”) and any adjournments of that meeting. On March 25, 2010, we began to mail to our stockholders of record as of the close of business on March 8, 2010, either a notice containing instructions on how to access this Proxy Statement and our Annual Report through the Internet or a printed copy of these proxy materials. As permitted by Securities and Exchange Commission rules, we are making this Proxy Statement and our Annual Report available to our stockholders electronically via the Internet. The notice of electronic availability contains instructions on how to access this Proxy Statement and our Annual Report and vote online. If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the notice instructs you on how to access and review all of the important information contained in this Proxy Statement and Annual Report through the Internet. The notice also instructs you on how you may submit your proxy over the Internet or by telephone. If you received a notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the notice.

What am I voting on?—The agenda for the Annual Meeting is to:

1.	Re-elect two directors: Alan D. Feldman and James E. Goodwin;

2.	Approve the performance goals for certain performance-based awards under the John Bean Technologies Corporation Incentive Compensation and Stock Plan;

3.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2010; and

4.	Conduct any other business properly brought before the meeting and any adjournment or postponement thereof.

Who can vote?—You can vote at the Annual Meeting if you were a holder of John Bean Technologies Corporation common stock (“Common Stock”) as of the close of business on March 8, 2010. Each share of Common Stock is entitled to one vote. As of March 8, 2010, we had 28,153,523 shares of Common Stock outstanding and entitled to vote. The shares you may vote include those held directly in your name as a stockholder of record, shares you hold through our benefit plans and shares held for you as a beneficial owner through a broker, bank or other nominee.

Many of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their name. If your shares are registered directly in your name with our transfer agent, Computershare Investor Services (formerly National City Bank), you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to grant your voting proxy to the persons appointed by us or to vote in person at the Annual Meeting. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee on how to vote your shares, and you are also invited to attend the Annual Meeting. However, if you are not a stockholder of record, you may not vote these shares in person at the Annual Meeting unless you bring with you a proxy, executed in your favor, from the stockholder of record. Your broker or nominee is obligated to provide you with a voting instruction card for you to use.

How do I vote?—If you received a notice of electronic availability, you cannot vote your shares by filling out and returning the notice. The notice, however, provides instructions on how to vote by Internet, by telephone or by requesting and returning a paper proxy card or voting instruction card. Whether you hold shares directly as a registered stockholder of record or beneficially in street name, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held beneficially in street name, by submitting voting instructions to your broker, nominee or trustee. You may vote your shares in one of the following ways:

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You can attend the Annual Meeting and cast your vote there if you are a stockholder of record as of the close of business on the record date or you have a proxy from the record holder designating you as the proxy.

•

If you received printed proxy materials, you may submit your proxy by mail by signing, dating and returning your proxy card to us prior to the Annual Meeting. If you do, the individuals named on the card will vote your shares in the way you indicate.

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You can vote by telephone or through the Internet in accordance with the instructions provided in the notice of electronic availability, or if you received a printed version of the proxy materials by mail, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.

•

You can provide voting instructions to the bank, broker or other nominee that is the holder of record of shares of Common Stock that you beneficially own, if you hold your shares in street name (such as through a bank or broker), by the method communicated to you by such bank, broker or other nominee.

If you hold your shares in street name it is critical that you cast your vote if you want it counted in the election of directors (Proposal 1). In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your bank or broker was allowed to vote those shares on your behalf in the election of directors as they felt appropriate. Recent changes in regulations were made to take away the ability of your bank or broker to vote your uninstructed shares in the election of directors on a discretionary basis. As a result, if you hold your shares in street name, and you do not instruct your bank or broker how to vote in the election of directors, no votes will be cast on that Proposal on your behalf. If you are a registered shareholder and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

Telephone and Internet voting for stockholders of record will be available 24 hours a day, seven days a week, and will close at 1:00 a.m. Central Time on May 5, 2010. If you vote by telephone or through the Internet, you do not have to return a proxy card.

Who counts the votes?—Our Board of Directors will designate individuals to serve as inspectors of election for the Annual Meeting. The inspectors will determine the number of shares outstanding and the number of shares represented at the Annual Meeting. They will also determine the validity of proxies and ballots, count all of the votes and determine the results of the actions taken at the Annual Meeting.

How many votes must be present to hold the meeting?—Your shares are counted as present at the Annual Meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. In order for us to hold our meeting, holders of a majority of our outstanding shares of Common Stock as of March 8, 2010, must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.

What is a broker non-vote?—If a broker does not have discretion to vote shares held in street name on a particular proposal and does not receive instructions from the beneficial owner on how to vote the shares, the broker may return a proxy card without voting on that proposal. This is known as a broker non-vote. Broker non-votes will have no effect on the vote for any matter properly introduced at the meeting, but will be counted for purposes of establishing a quorum at the meeting.

If you are a beneficial owner, your bank, broker or other holder of record is permitted to vote your shares on ratification of the appointment of our auditor even if the broker does not receive voting instructions from you.

How many votes are needed to approve the proposals?—A plurality of the votes cast is required for the election of directors. This means that the two director nominees with the most votes will be elected to the Board of Directors. Only votes “FOR” or “WITHHELD” affect the outcome. Abstentions and broker non-votes are not counted for purposes of the election of directors. Other matters require the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote at the meeting.

Could other matters be decided at the Annual Meeting?—At the date this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.

If other matters are properly presented at the Annual Meeting for consideration, the proxy holders designated on proxy cards or designated in the other voting instructions you have submitted will have the discretion to vote on those matters for you.

Can I access the Notice of Annual Meeting, Proxy Statement and 2009 Annual Report on the Internet?—The Notice of Annual Meeting, Proxy Statement and 2009 Annual Report may be viewed and downloaded from the website www.edocumentview.com/JBT2010.

Can I revoke a proxy after I submit it?—You may revoke your proxy at any time before it is exercised. You can revoke a proxy by:

•	Sending a written notice revoking your proxy to our Secretary at our principal executive offices at 200 East Randolph Drive, Suite 6600, Chicago, Illinois 60601 prior to the cut-off for voting;

•	Delivering a properly executed, later-dated proxy prior to the cut-off for voting;

•	Voting again by telephone or through the Internet in accordance with the instructions provided to you for voting your shares; or

•	Attending the Annual Meeting and voting in person.

Who can attend the meeting?—The Annual Meeting is open to all holders of JBT Corporation Common Stock. Each holder is permitted to bring one guest. Security measures will be in effect in order to ensure the safety of attendees.

Do I need a ticket to attend the Annual Meeting?—Yes, you will need an admission ticket or proof of ownership of JBT Corporation Common Stock to enter the meeting. If your shares are registered in your name and you received the proxy materials by mail, you will find an admission ticket attached to the proxy card sent to you. If your shares are in the name of your broker or bank or you received your materials electronically, you will need to bring evidence of your stock ownership, such as your most recent brokerage statement. All stockholders will be required to present valid picture identification. IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION AND EITHER AN ADMISSION TICKET OR PROOF THAT YOU OWN JBT CORPORATION COMMON STOCK, YOU MAY NOT BE ADMITTED INTO THE MEETING.

PROPOSALS TO BE VOTED ON

Proposal 1: Election of Directors

We have three classes of directors, each class being of as nearly equal size as possible. The term for each class is three years. Class terms expire on a rolling basis, so that one class of directors is elected each year. The term for the nominees for director at the 2010 Annual Meeting will expire at the 2013 Annual Meeting.

The nominees for director this year are Alan D. Feldman and James E. Goodwin. Information about the nominees, the continuing directors and the Board of Directors as a whole is contained in the section of this Proxy Statement entitled “Board of Directors.”

The Board of Directors expects that all of the nominees will be able and willing to serve as directors. If any nominee is not available:

•	the proxies may be voted for another person nominated by the current Board of Directors to fill the vacancy;

•	the Board of Directors may decide to leave the vacancy temporarily unfilled; or

•	the size of the Board of Directors may be reduced.

The Board of Directors recommends a vote FOR the re-election of Alan D. Feldman and James E. Goodwin.

Proposal 2: Approval of the Performance Goals for certain Performance-Based Awards under the John Bean Technologies Corporation Incentive Compensation and Stock Plan

Introduction

Effective February 26, 2008, our Board of Directors adopted the John Bean Technologies Corporation Incentive Compensation and Stock Plan (the “Incentive Compensation Plan”). The Incentive Compensation Plan was adopted prior to our separation from FMC Technologies, which occurred on July 31, 2008. In order to qualify certain performance-based awards under the Incentive Compensation Plan as “performance-based” compensation under Section 162(m) of the Internal Revenue Code (the “Code”), we are asking our stockholders at the Annual Meeting to approve the material terms of the performance goals under which “performance-based” awards are made under the Incentive Compensation Plan.

Purpose of Proposal

Section 162(m) of the Code limits our federal income tax deduction for compensation paid in a taxable year to an individual who, on the last day of the taxable year, is (i) the principal executive officer or (ii) among the three highest compensated executive officers (other than the principal executive officer or the principal financial officer), i.e., the “covered employees.” Qualified “performance-based” compensation is not subject to this deduction limit and is thus fully deductible if certain conditions are met. One of these conditions is shareholder approval of the material terms of the performance goal under which the compensation is paid.

While the Incentive Compensation Plan was approved by our sole stockholder prior to our becoming a separate publicly-traded company, its terms have not been approved by our current shareholders. Pursuant to the transition rules under Section 162(m) of the Code, only compensation paid and equity incentive awards granted before our first regularly scheduled meeting of stockholders that occurred on May 7, 2009 are treated as being performance-based compensation.

With an increasing portion of our incentive compensation being based on achieving performance goals, the Compensation Committee believes it is important to qualify the compensation as performance-based under Section 162(m) of the Code. Qualification under Section 162(m) of the Code will allow us to treat otherwise performance-based compensation as being fully deductible for federal income tax purposes. Accordingly, the Compensation Committee seeks shareholder approval with respect to the material terms of the performance goals related to certain awards under the Incentive Compensation Plan.

Approval of the material terms of the Incentive Compensation Plan’s performance goals will not increase the previously authorized number of shares available for awards under the Incentive Compensation Plan and will not raise any other limitation under the Plan, including the individual participant limit, on the amount of awards that may be granted under the Incentive Compensation Plan.

Material Terms of the Performance Goals

The material terms of the performance goals consist of (i) the class of employees eligible to receive awards under the Incentive Compensation Plan, (ii) the business criteria on which the performance goals are based, and (iii) the maximum number of shares that can be granted and the maximum amount of incentive awards that can be paid to a participant in any plan year.

Class of Eligible Employees

Officers, employees, directors, and consultants of the Company or any of its affiliates, and prospective employees, directors and consultants who have accepted offers of employment, membership on a board or consultancy from JBT Corporation or its affiliates, who are or will be responsible for or contribute to the management, growth, or profitability of the business of JBT Corporation or its affiliates, comprise the class of employees eligible to receive awards under the Incentive Compensation Plan. There are approximately 90 individuals currently eligible to participate in the Incentive Compensation Plan.

Business Criteria on Which the Performance Goals are Based

The business criteria on which the performance goals may be based under the Incentive Compensation Plan shall be limited to one or more of the following performance measures: net revenue; net earnings (before or after taxes); operating earnings or income; absolute and/or relative return measures (including, but not limited to, return on assets, capital, invested capital, net contribution, equity, sales, or revenue); earnings per share; cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment); net operating profits; earnings before or after taxes, interest, depreciation, and/or amortization; earnings as a percentage of sales; earnings growth before or after taxes, interest, depreciation, and/or amortization; gross, operating, or net margins; revenue growth; book value per share; stock price (including, but not limited to, growth measures and total shareholder return); economic value added; customer satisfaction; market share; working capital; productivity ratios; operating goals (including, but not limited to, safety, reliability, maintenance expenses, capital expenses, customer satisfaction, operating efficiency, and employee satisfaction); and performance relative to peer companies, each of which may be established on a corporate-wide basis or established with respect to one or more operating units, divisions, acquired businesses, minority investments, partnerships or joint ventures.

Maximum Number of Shares that can be Granted to a Participant in any Calendar Year

No participant in the Incentive Compensation Plan may be granted stock options and stock appreciation rights covering in excess of 400,000 shares of Common Stock in any calendar year. The maximum aggregate amount with respect to each management incentive award, award of performance units, award of stock units, award of restricted stock units, or award of restricted stock that may be granted, or, that may vest, as applicable, under the Incentive Compensation Plan in any calendar year for any individual participant is 400,000 shares of Common Stock, or the dollar value equivalent of 400,000 shares of Common Stock.

Maximum Amount of Cash Incentive Awards that can be Granted to a Participant in any Calendar Year

The maximum aggregate amount with respect to management incentive awards to be settled only in cash that may be granted, or that may vest or become payable, as applicable, under the Incentive Compensation Plan in any calendar year for any individual participant is $3,200,000. This cash limitation applies separately from the number of shares limitation described above.

Summary of the Other Material Terms of the Incentive Compensation Plan

The Incentive Compensation Plan is designed to promote our success and enhance our value by linking the interests of certain of our officers, employees, directors, and consultants to those of our stockholders and by providing participants with an incentive for outstanding performance. The Incentive Compensation Plan is further intended to provide flexibility in its ability to motivate, attract, and retain officers, employees, directors, and consultants upon whose judgment, interest, and special efforts our business is largely dependent.

The material terms of the Incentive Compensation Plan, as described below, are substantially the same as the terms of the Incentive Compensation Plan that we filed as an exhibit to our registration statement at the time of our separation from FMC Technologies, with the primary exception of amendments that were made in order to bring the Incentive Compensation Plan into compliance with Section 409A of the Code and the addition of limitations on the maximum amount of incentive awards payable under the Incentive Compensation Plan in the form of cash.

Administration

The Incentive Compensation Plan is administered by the Compensation Committee of our Board of Directors, except that the Board of Directors is the administrator of the portion of the Incentive Compensation Plan applicable to non-employee Directors. The Incentive Compensation Plan provides for the grant of both nonqualified and incentive stock options, incentive awards, stock appreciation rights, stock units, restricted stock units, restricted stock, and other equity-based awards.

Authorized Shares

The aggregate number of shares of Common Stock that may be delivered under the Incentive Compensation Plan is limited to 3,700,000 shares. The Incentive Compensation Plan provides that the maximum number of shares that may be subject to incentive awards, restricted stock, stock units, and restricted stock units is 3,700,000 shares of Common Stock. As of

February 26, 2010, the closing price of our Common Stock on the New York Stock Exchange was $16.35. Awards that are forfeited, or stock options or stock appreciation rights that terminate, expire, or lapse without being exercised, or stock appreciation rights settled in cash, will again be available for delivery under the Incentive Compensation Plan. If the option price of any stock option is satisfied by delivering shares of Common Stock, only the net number of shares delivered to the participant will be deemed delivered under the Incentive Compensation Plan. If any shares of Common Stock are not delivered because the shares are used to satisfy an applicable tax withholding obligation, those shares will also not be deemed delivered under the Incentive Compensation Plan. The aggregate number of shares, kinds of awards, price of shares, and the maximum limitation upon any awards will be adjusted by the Compensation Committee in the event of certain corporate events or transactions, including, but not limited to, stock splits, mergers, consolidations, separations, including spin-off or other distribution of stock or property of JBT Corporation, reorganization, or liquidation, whether or not such transaction results in a change in the number of shares of our outstanding Common Stock.

Maximum Aggregate Incentive Awards Payable in Cash

The maximum aggregate amount of incentive compensation awards to be settled only in cash that may be granted, or that may vest and become payable, as applicable, in any calendar year for all participants (in the aggregate) under the Incentive Compensation Plan is $8,000,000.

Options

The term of any options that we may grant under the Incentive Compensation Plan may not exceed ten years. Vesting schedules and any other applicable restrictions approved by the Compensation Committee for options would be included in each option award agreement. Any options granted under the Incentive Compensation Plan would have an exercise price at least equal to the fair market value of our Common Stock on the date of grant. A participant exercising an option may pay the exercise price with cash, through a cashless exercise and sell transaction, through an exercise and sell to cover transaction, or with previously acquired shares of our Common Stock or in a combination of cash and our Common Stock.

Other Awards

We may grant incentive awards under the Incentive Compensation Plan which may be subject to performance- or service-based goals and that may be payable in cash, our Common Stock, restricted stock, stock units, restricted stock units, or a combination of cash, Common Stock, restricted stock, stock units, or restricted stock units. We may grant stock appreciation rights under the Incentive Compensation Plan either in tandem with options, or as stand-alone awards. The term of stock appreciation rights to be granted under the Incentive Compensation Plan may not exceed ten years. Tandem stock appreciation rights will be subject to the same vesting terms as the options to which they relate. The grant of a stock appreciation right shall be at an exercise price that is at least equal to the fair market value of a share of our Common Stock on the date of grant. Stock appreciation rights will permit a participant to receive cash or shares of our Common Stock, or a combination thereof, as determined by our Compensation Committee. The amount of cash or the value of the shares to be received by a participant will be equal to the excess of the fair market value of a share of our Common Stock on the date of exercise over the stock appreciation right exercise price, multiplied by the number of shares with respect to which the stock appreciation right is exercised. We may grant restricted stock that may be subject to performance- and/or service-based goals. Additionally, we may grant restricted stock units that may be subject to performance- and/or service-based restrictions. These restricted stock units will be payable in cash or shares of our Common Stock or a combination of the two as determined by our Compensation Committee. We may also grant dividend equivalent rights with respect to restricted stock and stock options, except that dividend equivalent rights on stock options cannot be conditioned on the grantee exercising the underlying stock option.

Non-Management Director Awards

Each non-management director will receive an annual retainer in such amount as determined by the Board of Directors. At least 50% of the retainer must be paid in the form of stock units or restricted stock units, provided the non-management director makes an appropriate election. In addition to the annual retainer, the Board has the authority to grant nonqualified stock options, restricted stock, stock units, or restricted stock units to non-management directors. Although we do not presently pay non-management directors meeting fees for attending Board and committee meetings, the Incentive Compensation Plan provides us with the option of doing so in the future. Each non-management director who serves as chairman of a committee of the Board receives a committee chairman fee. Except in the case of death or disability, if a non-management director has a separation from service prior to any established vesting date, any unvested restricted stock units will be forfeited. Upon a change in control, as defined below, any unvested restricted stock units will vest. For additional information regarding compensation paid to non-management directors, see “Director Compensation” below.

Transferability of Options and Stock Appreciation Rights

Options and stock appreciation rights will be nontransferable other than by will or the laws of descent and distribution or, at the discretion of our Compensation Committee, under a written beneficiary designation and, in the case of a nonqualified option, in connection with a gift to members of the holder’s immediate family. The gift may be made directly or indirectly or by means of a trust or partnership or limited liability company and, during the participant’s lifetime, may be exercised only by the participant, any such permitted transferee or a guardian, legal representative, or beneficiary.

Change in Control

In the event we undergo a “change in control” (as that term is defined in the Incentive Compensation Plan), any option, restricted stock unit, stock unit, or stock appreciation right that is not then exercisable and vested will become fully exercisable and vested, restrictions on restricted stock will lapse, and restricted stock units will be deemed earned. Solely for purposes of vesting these awards, a “change in control” of our company means generally:

(a)	The acquisition by a person of an amount of Common Stock representing more than fifty percent (50%) of our outstanding Common Stock or other voting securities;

(b)	The acquisition by a person of an amount of Common Stock during the twelve-month period ending on the date of the most recent acquisition by such person of thirty percent (30%) or more of the outstanding voting power of our Common Stock or other voting securities;

(c)	A majority of members of the Board is replaced during any twelve-month period by directors whose appointment or election is not endorsed by the incumbent directors; or

(d)	Acquisition by a person during the twelve-month period ending on the date of the most recent acquisition of forty percent (40%) or more of the total gross fair market value of all of the assets of the JBT Corporation.

Amendments and Termination

Our Compensation Committee may at any time amend or terminate the Incentive Compensation Plan and may amend the terms of any outstanding option or other award, except that no termination or amendment may impair the rights of participants as they relate to outstanding options or awards without the participant’s consent. No amendment to the Incentive Compensation Plan will be made without the approval of our stockholders to increase the number of shares available for issuance, or to change the exercise price of an option after the date of grant, or unless and to the extent such approval is required by law or by stock exchange rule. With respect to any awards granted to an individual who is employed or providing services outside of the United States and who is not compensated from a payroll maintained in the United States, the Compensation Committee may, in its sole discretion, modify the provisions of the Incentive Compensation Plan as they pertain to the individual to comply with applicable foreign law, accounting rules or practices.

U.S. Tax Consequences

The U.S. federal income tax rules applicable to awards under the Incentive Compensation Plan under the Code are summarized below. This summary omits the tax laws of any municipality, state, or foreign country in which a participant resides. Stock option grants under the Incentive Compensation Plan may be intended to qualify as incentive stock options under Section 422 of the Code or may be non-qualified stock options governed by Section 83 of the Code. Generally, federal income tax is not due from a participant upon the grant of a stock option, and a deduction is not taken by the issuing company. Under current tax laws, if a participant exercises a non-qualified stock option, he or she will have taxable income equal to the difference between the market price of the Common Stock on the exercise date and the stock option grant price. We are entitled to a corresponding deduction on our income tax return. A participant will not have any taxable income upon exercising an incentive stock option after the applicable holding periods have been satisfied (except that the alternative minimum tax may apply), and we will not receive a deduction when an incentive stock option is exercised. The treatment for a participant of a disposition of shares acquired through the exercise of a stock option depends on how long the shares were held and whether the shares were acquired by exercising an incentive stock option or a non-qualified stock option. We may be entitled to a deduction in the case of a disposition of shares acquired under an incentive stock option before the applicable holding periods have been satisfied.

Generally, taxes are not due when a restricted stock or restricted stock unit award is initially made, but the award becomes taxable when it is no longer subject to a “substantial risk of forfeiture” (it becomes vested or transferable), in the case of restricted stock, or when shares are issuable in connection with vesting, in the case of a restricted stock unit. Income tax is paid on the value of the stock or units at ordinary rates when the restrictions lapse, and then at capital gain rates when the shares are sold.

Section 409A of the Code affects taxation of awards to employees but does not affect our ability to deduct deferred compensation. Section 409A applies to restricted stock units, performance units, and performance shares. Such grants are taxed at vesting but will be subject to new limits on plan terms governing when vesting may occur. If grants under such plans do not allow employees to elect further deferral on vesting or on distribution, under the proposed regulations, a negative impact should not attach to the grants.

Section 409A of the Code does not apply to incentive stock options, non-qualified stock options (that are not discounted) and restricted stock, provided that there is no deferral of income beyond the vesting date. Section 409A also does not cover stock appreciation rights if the stock appreciation rights are issued by a public company on its traded stock, the exercise price is not less than the fair market value of the underlying stock on the date of grant, the rights are settled in such stock, and there are not any features that defer the recognition of income beyond the exercise date.

As described above, awards granted under the Incentive Compensation Plan may qualify as performance-based compensation under Section 162(m) of the Code. To qualify, stock options and other awards must be granted under the Incentive Compensation Plan by a committee consisting solely of two or more outside directors (as defined under Section 162 regulations) and satisfy the Incentive Compensation Plan’s limits on (a) the total number of shares that may be awarded to any one participant during any calendar year and (b) the maximum aggregate amount with respect to awards to be settled only in cash that may be granted to any one participant and in the aggregate to all participants during any calendar year. In addition, for awards other than stock options and stock-settled stock appreciation rights to qualify, the grant, issuance, vesting, or retention of the award must be contingent upon satisfying one or more of the performance criteria set forth in the Incentive Compensation Plan, as established and certified by a committee consisting solely of two or more outside directors.

Equity Compensation Plan Information

As of December 31, 2009, our securities authorized for issuance under equity compensation plans were as follows:

Plan Category	(a) Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plan (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	107,294	(1)	2.53	3,592,706	(2)
Equity compensation plans not approved by security holders	-		-	-
Total	107,294		2.53	3,592,706

(1)	The number of securities to be issued includes the number of shares that may be issued upon the exercise of outstanding options to purchase shares of our Common Stock under the Incentive Compensation Plan. This amount does not include shares of restricted stock that have been awarded under the Incentive Compensation Plan but which have not yet vested.

(2)	The number of securities remaining available for future issuance under the Incentive Compensation Plan as of December 31, 2009 includes 1,992,874 shares available for issuance for non-vested restricted stock awards that vest after December 31, 2009.

Vote Required

In order for this proposal to be adopted by the stockholders, at least a majority of the votes cast at the Annual Meeting in person or by proxy by the stockholders entitled to vote on the matter must be voted in its favor.

It is the Compensation Committee’s goal to have certain compensation paid to our Chief Executive Officer and the three other most highly compensated executive officers qualify as performance-based compensation and be deductible for federal income tax purposes under Section 162(m) of the Code.

The Board of Directors recommends a vote FOR the approval of the performance goals for certain performance-based awards under the Incentive Compensation Plan.

Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm

KPMG LLP has served as our independent public accountants since our inception in July 2008. The Audit Committee of the Board of Directors has approved KPMG LLP continuing to serve as the independent auditors for us for the fiscal year ending December 31, 2010. For the years 2008 and 2009, KPMG LLP’s fees were as follows:

	($000)
	2008	2009
Audit Fees(1)	1,730	1,543
Audit-Related Fees(2)	0	11
Tax Fees(3)	84	61
All Other Fees	0	0

Total	1,814	1,615

(1)	Audit Fees consist of fees for the annual audit of our consolidated financial statements, foreign statutory audits and reviews of interim financial statements in our Quarterly Reports on Form 10-Q.

(2)	Audit-Related Fees are assurance and related services that are traditionally performed by the independent auditor.

(3)	Tax Fees consist of fees for compliance, consultation and planning with respect to various corporate tax matters.

The Audit Committee of the Board of Directors considered the effect of KPMG LLP’s non-audit services in assessing the independence of such accountants and concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

The Audit Committee of the Board of Directors reviews all relationships between KPMG LLP and us, including the provision of non-audit services which have an increased potential of impairing the auditor’s independence. The Audit Committee pre-approved all audit and non-audit services provided by KPMG LLP summarized in the table above during 2008 and 2009 with the exception of a tax fee engagement for a small foreign subsidiary in 2008. Fees for this engagement totaled $44,000. The Audit Committee subsequently approved this item noting that the engagement was permitted pursuant to the independence standards established by the Public Company Accounting Oversight Board and the Securities and Exchange Commission, and did not impair the independence of KPMG LLP as our independent public accountants.

We have been advised by KPMG LLP that it will have a representative in attendance at the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires and also will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR ratification of the appointment of KPMG LLP as JBT Corporation’s independent registered public accountant for 2010.

BOARD OF DIRECTORS

Nominees for Director

Class II—Term Expiring in 2010

Alan D. Feldman Principal Occupation: Chairman of the Board, President and Chief Executive Officer of Midas, Inc., an international automotive services company Age: 57 Director Since: 2008

Mr. Feldman currently serves as Chairman of the Board, President and Chief Executive Officer of Midas, Inc. Mr. Feldman has served as President and Chief Executive Officer of Midas, Inc. since January 2003 and has been its Chairman since May 2006. Prior to joining Midas in January 2003, Mr. Feldman held several senior management posts with McDonald’s Corporation, becoming President of McDonald’s USA in 1998 and Chief Operating Officer and President of McDonald’s Americas in 2001. From 1983 through 1994, Mr. Feldman was with PepsiCo, where he served in financial and operations posts at Frito-Lay and Pizza Hut. At Pizza Hut, Mr. Feldman was named Senior Vice President of Operations in 1990 and Senior Vice President, Business Strategy and Chief Financial Officer, in 1993. Mr. Feldman has served on the Board of Directors of Footlocker, Inc. since May 2005. Mr. Feldman has a significant amount of expertise in the fast-food, quick-serve and snack food industries, a significant market for our Food Solutions division, as a result of his senior management positions with McDonald’s and PepsiCo’s Frito-Lay and Pizza Hut operating units as described above. Additionally, his experience as the Chief Financial Officer of Pizza Hut allows him to make significant contributions to the Board’s Audit Committee, and his current role as CEO and Chairman of Midas, Inc. provides our Board with the expertise and experience of an acting chief executive officer and board chairman of an international retail, parts and services business.

James E. Goodwin

Principal Occupation: Retired Chairman of the Board and Chief Executive Officer of UAL Corporation, parent corporation of United Airlines, an international air transportation company

Age: 65

Director Since: 2008

Mr. Goodwin served as Chairman and Chief Executive Officer of UAL Corporation and United Airlines from March 1999 until his retirement on October 31, 2001. Mr. Goodwin served as President and Chief Operating Officer of UAL Corporation and United Airlines from 1998 to 1999. During his career with UAL Corporation and United Airlines, Mr. Goodwin became Senior Vice President-Marketing in 1985, Senior Vice President-Services in 1988, Senior Vice President-Maintenance Operations in 1991, Senior Vice President-International in 1992 and Senior Vice President-North America in 1995. Mr. Goodwin has served on the Boards of Directors of AAR Corp. since April 2002, Federal Signal Corporation since October 2005 (where he currently serves as non-executive board chairman) and First Chicago Bank & Trust since May 2002. Mr. Goodwin also serves on the Advisory Board of Hu-Friedy and the Board of Trustees of Lewis University and is a member of The Council of Retired Chief Executives. Mr. Goodwin’s thirty-four years of operational and management experience in the airline industry, including in the positions described above at

United Airlines and its parent, UAL Corporation, allow him to provide unique insight into the aviation industry generally and are especially critical to our AeroTech division. Additionally, Mr. Goodwin’s experience as a chief executive and board chairman of UAL Corporation and United Airlines, as well as his current service as a director and as a member of the audit committee of AAR Corp., an aviation support company, and as chairman of the board of Federal Signal Corporation adds to the insights he brings to our Board regarding opportunities in the aviation industry, to our Board’s Audit Committee and more generally in assessing and evaluating risks and opportunities facing our company.

Directors Continuing in Office

Class I—Term Expiring in 2012

C. Maury Devine Principal Occupation: Retired President and Managing Director, Exxon Mobil Norway, an oil and gas exploration company Age: 59 Director Since: 2008

Ms. Devine served as President and Managing Director of Exxon Mobil Corporation’s Norwegian affiliate, Exxon Mobil Norway, from 1996 to 2000. Prior to the merger of ExxonMobil, she served as Secretary of Mobil Corporation from 1994 to 1996. From 1990 to 1994, Ms. Devine managed Mobil’s international government relations. From 2000 until her retirement in 2003, Ms. Devine was a Fellow at Harvard University’s Belfer Center for Science and International Affairs. Prior to joining Mobil, Ms. Devine served 15 years in the United States government in positions at the White House, the American Embassy in Paris, France, and the U.S. Department of Justice. Ms. Devine serves on the Board of Directors of Det Norske Veritas (DNV), the Woodstock Center at Georgetown University and FMC Technologies, Inc. She is also a member of the Council on Foreign Relations. Ms. Devine served as a director of Independence Air from June 2002 (when it operated under the name Atlantic Coast Airlines) until March 2007. Ms. Devine’s experience in international affairs and her knowledge of the Federal government that result from her fifteen years of government service, including posts in the White House, the American Embassy in Paris, France and the Department of Justice, as well as her current role as a member of the Council on Foreign Relations, are assets to our businesses that market and sell to the U.S. government and navigate international trade issues. Ms. Devine’s service on the Board of Directors of our predecessor, FMC Technologies, beginning in 2005 also brings to the Board a great familiarity with the historical business strategies, products and management of the businesses that now comprise JBT Corporation.

James M. Ringler

Principal Occupation: Retired Vice Chairman of Illinois Tool Works Inc., an international manufacturer of highly engineered components and industrial systems

Age: 64

Director Since: 2008

Mr. Ringler currently serves as Chairman of the Board of Teradata Corporation. Mr. Ringler served as Vice Chairman of Illinois Tool Works Inc. until his retirement in 2004. Prior to joining Illinois Tool Works, he was Chairman, President and Chief Executive Officer of Premark International, Inc., which merged with Illinois Tool Works in November 1999. Mr. Ringler joined Premark in 1990 and served as Executive Vice President and Chief Operating Officer until 1996. From 1986 to 1990, he was President of White Consolidated Industries’ Major Appliance Group, and from 1982 to 1986, he was President and Chief Operating Officer of The Tappan Company. Prior to joining The Tappan Company in 1976, Mr. Ringler was a consulting manager with Arthur Andersen & Co. Mr. Ringler has served as Chairman of the Board of

Teradata Corporation since September 2007 and he has been a member of the Boards of Directors of The Dow Chemical Company since 2001, Corn Products International, Inc. since 2001, Autoliv, Inc. since 2002, and FMC Technologies, Inc. since 2001. Mr. Ringler brings a broad perspective to our Board from his past experience and his current service on the boards and key committees of a number of large public companies, including those described above. He serves as chairman of Autoliv’s compensation committee and serves on the audit committees of Dow Chemical, Corn Products and FMC Technologies (where he also serves as a compensation committee member). Additionally, Mr. Ringler’s experience as a chief executive and board chairman provide the Board with significant experience in its evaluations of risks and opportunities facing our company. Mr. Ringler’s service on the Board of Directors of our predecessor, FMC Technologies, beginning in 2001 also brings to the Board a great familiarity with the historical business strategies, products and management of the businesses that now comprise JBT Corporation.

Class III—Term Expiring in 2011

Charles H. Cannon, Jr. Principal Occupation: Chairman, Chief Executive Officer and President of JBT Corporation Age: 57 Director Since: 2008

Mr. Cannon has served as Chairman of the Board of Directors, Chief Executive Officer and President of JBT Corporation since April 25, 2008. Mr. Cannon served as Senior Vice President of FMC Technologies, Inc. from March 2004 until July 2008, when FMC Technologies, Inc. distributed all of the stock of its wholly-owned subsidiary, JBT Corporation, to its shareholders in a spin-off effective July 31, 2008. Mr. Cannon served as a Vice President of FMC Technologies, Inc. from February 2001 until JBT Corporation’s spin-off in 2008. Mr. Cannon had previously served as Vice President and General Manager-FMC FoodTech and Transportation Systems Group since 1998. Mr. Cannon joined FMC Corporation in 1982 as a Senior Business Planner in the Corporate Development Department. He became Division Manager of FMC Corporation’s Citrus Machinery Division in 1989, Division Manager of its Food Processing Systems Division in 1992 and Vice President and General Manager of FMC FoodTech in 1994. Mr. Cannon serves on the Board of Directors of Standex International Corporation and is chairman of its compensation committee. Mr. Cannon brings a long track record of success in a series of operational and corporate management roles with our company’s predecessors FMC Technologies and FMC Corporation, and his role as the Company’s Chief Executive Officer and President allows him to provide a unique level of understanding and critical detail of the key issues facing our company. Additionally, Mr. Cannon’s role as a board member and compensation committee chairman of Standex International Corporation, a diversified manufacturing company with operations in industrial production of food, air distribution, engraving, hydraulics and engineering systems, adds additional perspective on corporate governance issues.

Polly B. Kawalek Principal Occupation: Retired President of PepsiCo’s Quaker Foods Division, an international manufacturer of oats-based branded products Age: 55 Director Since: 2008

Ms. Kawalek retired in 2004 after serving for 25 years in various capacities with Quaker Oats, Inc., which in 2001 became a business unit of PepsiCo. She served as President of PepsiCo’s Quaker Foods Division from 2002 until her retirement. In 2001, Ms. Kawalek served as President of Quaker Oats’ U.S. Foods Division and from 1997 through 2000 she served as President of its Hot Breakfast Division. Ms. Kawalek has served on the Board of Directors of Martek Biosciences Corp. since January 2006. Ms. Kawalek served as a director of Kimball International, Inc. from 1998 until January 2009. Ms. Kawalek brings twenty-five years of food industry experience to our Board from her roles at Quaker Oats, both prior and subsequent to its acquisition by PepsiCo. Ms. Kawalek’s insights into research and development, product innovation and marketing bring our Board key perspectives for strategic planning.

James R. Thompson Principal Occupation: Senior Chairman and Partner of Winston & Strawn LLP, a law firm Age: 73 Director Since: 2008

Governor Thompson has served as the Senior Chairman of the Chicago law firm of Winston & Strawn LLP since September 2006, and as the firm’s Chairman from January 1993 to September 2006. He joined the firm in January 1991 as Chairman of its Executive Committee, after serving four terms as Governor of the State of Illinois from 1977 until January 14, 1991. Prior to his terms as Governor, he served as U.S. Attorney for the Northern District of Illinois from 1971 to 1975. Governor Thompson served as the Chief of the Department of Law Enforcement and Public Protection in the Office of the Attorney General of Illinois, as an Associate Professor at Northwestern University School of Law and as an Assistant State’s Attorney of Cook County. Governor Thompson was a member of the National Commission on Terrorist Attacks Upon the United States (also known as the 9/11 Commission). He is a former Chairman of the President’s Intelligence Oversight Board. He serves on the Boards of Directors of Navigant Consulting Group, Inc. and Maximus, Inc. and he is the Chairman of the United HEREIU Public Review Board. Governor Thompson served as a director of FMC Technologies from 1991 until his retirement in 2009 and as a director of Hollinger International from June 1994 until January 2006. Governor Thompson brings expertise in legal and political matters through his long and distinguished career as a lawyer and in government service, including his four successive terms as Governor of the State of Illinois. His legal background and government service provides the Board a strong asset for the oversight of corporate governance, compliance and risk management processes, with his government service including acting as a U.S. Attorney for the Northern District of Illinois, the Chief of the Department of Law Enforcement and Public Protection in the Office of the Attorney General and as an Assistant State’s Attorney in Cook County, Illinois. Governor Thompson’s service on the Board of Directors of our predecessor, FMC Technologies, from 1991 until his retirement from that board in 2009 also brings to the Board a great familiarity with the business strategies, products and management of the businesses that now comprise JBT Corporation.

INFORMATION ABOUT THE BOARD OF DIRECTORS

Corporate Governance

Our Board of Directors believes that the purpose of corporate governance is to ensure that we maximize stockholder value in a manner that is consistent with both the legal requirements applicable to us and a business model that requires our employees to conduct business with the highest standards of integrity. The Board has adopted and adheres to corporate governance principles which the Board and senior management believe promote this purpose, are sound and represent best practices. The Board reviews these governance practices, the corporate laws of the State of Delaware under which we were incorporated, the rules and listing standards of the New York Stock Exchange and the regulations of the Securities and Exchange Commission, as well as best practices recognized by governance authorities to benchmark the standards under which it operates. The corporate governance principles adopted by the Board of Directors may be viewed on the Investor Relations section of our website under Corporate Governance at www.jbtcorporation.com, and are also available in print to any stockholder upon request. A request should be directed to our principal executive offices at 200 East Randolph Drive, Suite 6600, Chicago, Illinois 60601, Attention: Deputy General Counsel and Secretary.

Meetings

JBT Corporation held four regular meetings of its Board of Directors during 2009. All incumbent directors attended 100% of the meetings of the Board and all meetings of Board committees on which they served. The Board of Directors has scheduled a board meeting on the day of the 2010 Annual Meeting of Stockholders, and the Company encourages Board members to attend the Annual Meeting of Stockholders. All of our Board members other than Mr. Feldman attended the 2009 Annual Meeting of Stockholders. Mr. Feldman was unable to attend due to a conflict with a quarterly earnings conference call for Midas, Inc. Mr. Feldman serves as the Chairman and Chief Executive Officer of Midas, Inc.

Committees of the Board of Directors

The Board of Directors had three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee.

Each of these committees operates pursuant to a written charter setting out the functions and responsibilities of the committee, each of which may be reviewed on the Investor Relations section of our website under Corporate Governance at www.jbtcorporation.com, and is also available in print to stockholders upon request submitted to our principal executive offices at 200 East Randolph Drive, Suite 6600, Chicago, Illinois 60601, Attention: Deputy General Counsel and Secretary.

The table below provides 2009 meeting and membership information for each of the committees of the Board of Directors:

	Audit		Compensation		Nominating and Governance
2009 Meetings	6		4		2

Charles H. Cannon, Jr.
C. Maury Devine	X				X	[1]
Alan D. Feldman	X				X
James E. Goodwin	X	[1]			X
Polly B. Kawalek			X	[1]	X
James M. Ringler			X		X
James R. Thompson			X		X

(1)	Indicates committee chair.

Audit Committee

The Audit Committee charter gives the Audit Committee the authority and responsibility for the engagement, compensation and oversight of our independent public accountants and the review and approval in advance of the scope of audit and non-audit assignments and the related fees of the independent public accountants. The Audit Committee charter also gives this committee authority to fulfill its obligations under Securities and Exchange Commission and New York Stock Exchange requirements, which include:

•	responsibilities associated with our external and internal audit staffing and planning;

•	oversight over accounting and financial reporting processes associated with the preparation of our financial statements and filings with the Securities and Exchange Commission;

•	financial and accounting organization and internal controls;

•	auditor independence and approval of non-audit services; and

•	“whistle-blower” procedures for reporting questionable accounting and audit practices.

Audit Committee members meet privately in separate sessions with representatives of our senior management, our independent public accountants and our Director of Internal Audit after each Audit Committee meeting (such sessions were held following each Audit Committee meeting in 2009).

The Board of Directors has determined that all of the members of the Audit Committee (James E. Goodwin, C. Maury Devine and Alan D. Feldman) meet the New York Stock Exchange standard of having accounting or related financial management expertise and meet the Securities and Exchange Commission criteria for an “audit committee financial expert.”

Compensation Committee

The principal duties of the Compensation Committee under its charter are:

•	ensuring that succession plans (both for permanent succession and temporary succession in the event of an emergency) for the Chief Executive Officer and other primary executive officers are in place;

•	reviewing our overall compensation philosophies to ensure policies appropriately link management interests with those of shareholders and provides appropriate retention incentives;

•

approving the corporate goals and objectives relevant to the compensation of our Chief Executive Office, evaluating his performance against those objectives and approving his total compensation level including base salary, annual incentive compensation and long-term equity incentive grants based on this evaluation;

•

reviewing and approving compensation policies and practices for other executive officers including their annual salaries, target incentive compensation percentages, incentive compensation payments and long term equity incentive grants;

•	reviewing and approving management’s summary of Company performance compared to incentive plan terms and total incentive compensation amounts to be paid to executive officers;

•	reviewing and approving major changes in employee and retiree benefit plans;

•	reviewing short and long-term incentive plans and equity grants;

•	reviewing revisions to exempt salary structure and annual merit fund budgets;

•	reviewing management recommendations for executive officers and approving executive contracts, supplemental retirement plans and executive perquisites;

•	reviewing and approving organizational changes and restructuring that have a significant impact on the Company or its business;

•	recommending to the full Board changes to compensation for independent directors; and

•

reviewing the Compensation Discussion and Analysis to be included in our annual report or proxy statement and, if appropriate, issuing its report recommending to the Board of Directors its inclusion in our annual report or proxy statement.

The Compensation Committee annually reviews executive pay, peer group practices and performance to help ensure that our total compensation program is consistent with our compensation philosophies. In determining compensation levels for executive officers, the Compensation Committee reviewed compensation survey data supplied by Hewitt Associates, an independent, nationally recognized executive compensation consulting firm retained by the Compensation Committee. A group of peer companies was selected by our management and approved by the Compensation Committee. The list is reviewed on an annual basis by the Compensation Committee to ensure continuing relevancy. In approving the companies to be included in the peer group, the Compensation Committee reviewed the size and financial performance of the proposed companies to determine whether the group is appropriate. Hewitt Associates collected, analyzed and reported back to the Compensation Committee on the amounts and components of compensation paid by the peer group. Since the companies surveyed by Hewitt Associates were of varying revenue size and market capitalization, its survey utilized regression analysis to develop size-adjusted values to provide relevant comparisons for each component of compensation. For 2009, the Compensation Committee’s engagement agreement with Hewitt Associates provided for a scope of work that included ensuring that the Compensation Committee’s compensation recommendations were consistent with our business strategy, pay philosophy, prevailing market practices and relevant regulatory mandates and assisted the Committee’s efforts to make compensation decisions that were representative of the interests of our stockholders.

Based on the survey market data provided by Hewitt Associates, the Compensation Committee reviewed the appropriateness of management’s recommendations for each executive’s base pay, annual non-equity incentive bonus, and annual equity award. The

Committee allocated total annual compensation to our executive officers among the various elements of short-term cash (base pay and non-equity incentive bonus) and long-term (equity awards) compensation to approximate the market allocation identified in Hewitt Associates’ survey results.

The Compensation Committee also annually reviews director compensation to ensure that the amount of compensation provided to directors is within appropriate parameters. The Compensation Committee reviewed director compensation survey data supplied by Hewitt Associates. The companies included within the survey were selected by our management and approved by the Compensation Committee for peer group comparison.

The scope of authority delegated to the Compensation Committee by the Board of Directors is to decide whether or not to accept, reject or modify our management’s proposals for annual compensation awards to our executive officers. The Compensation Committee also has the authority to recommend the amount of compensation to be paid to our non-management directors. Charles H. Cannon, Jr., our Chairman, President and Chief Executive Officer since April 2008, participated this year in the compensation decisions for the other executive officers whose compensation is disclosed in the Summary Compensation Table in this Proxy Statement (such executive officers, along with Mr. Cannon, are hereinafter collectively referred to as the “named executive officers”). Mr. Cannon did not have a role in setting his own base pay, annual non-equity incentive compensation amount or the size of his annual equity compensation award. Mark K. Montague, our Vice President, Human Resources, working with Hewitt Associates, provided recommendations for each executive’s base pay, annual non-equity incentive bonus and annual equity award for the Compensation Committee’s review. Ronald D. Mambu and our Director of Investor Relations also provided the Compensation Committee with information related to our financial performance against our objectives. This information was then used by the Compensation Committee as factors in setting annual targets and ratings associated with incentive compensation awards and selecting appropriate structures for performance-based restricted stock.

Nominating and Governance Committee

The principal duties of the Nominating and Governance Committee under its charter are:

•	identifying and recommending to the Board of Directors qualified candidates for vacancies on the Board in accordance with criteria established by the Board;

•	approving the nominees to be submitted for election at the Annual Meeting;

•	making recommendations to the Board of Directors concerning the membership of other Board committees;

•

developing and recommending to the Board of Directors a set of Corporate Governance Guidelines, reviewing them annually, and making recommendations to the Board from time to time regarding matters of corporate governance;

•	reviewing our ethics policy annually and recommending changes to the Board of Directors;

•	monitoring orientation and training needs of the directors and making recommendations regarding director training programs, and

•	reporting annually to the Board of Directors the Committee’s assessment of the performance of the Board and its committees.

Stockholders may submit recommendations for future candidates for election to the Board of Directors for consideration by the Nominating and Governance Committee by writing to: Deputy General Counsel and Secretary, John Bean Technologies Corporation, 200 East Randolph Drive, Suite 6600, Chicago, Illinois 60601. A letter making a director candidate recommendation must include the candidate’s name, biographical information and a summary of the candidate’s qualifications. In addition, the letter should be accompanied by a signed statement from the nominee indicating that the nominee is willing to serve as a member of the Board. To make a recommendation for the 2011 Annual Meeting, please refer to the timing requirements specified in the section of this Proxy Statement entitled “Proposals for the 2011 Annual Meeting of Stockholders.” All submissions from stockholders meeting these requirements will be reviewed by the Nominating and Governance Committee.

In connection with its role in recommending candidates for the Board, the Nominating and Governance Committee advises the Board with respect to the combination of skills, experience, perspective and background that its members believe are required for the effective functioning of the Board considering our current business strategies and regulatory, geographic and market environment. The Committee has not established specific, minimum qualifications for director nominees. Our corporate governance principles provide that directors should be selected based on integrity, successful business experience, stature in their own fields of endeavor and the diversity of perspectives they bring to the Board. Our corporate governance principles also require that a majority of our non-management directors should be active or retired senior executives, preferably chief executive or chief operating officers of publicly-held companies. In addition, the corporate governance principles provide that our non-management directors should also be chosen based on recognized experience in our lines of business and leadership in areas of government service, academia, finance and international trade. To recruit the initial members of the Board, our Chairman sought individuals who had demonstrated airline or air freight industry knowledge, food industry knowledge, industrial manufacturing background, international business experience, financial expertise, diversity, CEO/Senior P&L management skills and public company board experience. Nominees to be evaluated by the Nominating and Governance Committee for future vacancies on the Board will be selected by the Committee from candidates recommended by multiple sources, including business and personal contacts of the members of the Nominating and Governance Committee, recommendations by our senior management and candidates identified by independent search firms, stockholders and other sources, all of whom will be evaluated based on the same criteria. All of the current nominees for the Board are standing members of the Board that are proposed by the entire Board for re-election.

Director Independence

The Nominating and Governance Committee conducted a review of the independence of the members of the Board of Directors and its committees and reported its findings to the full Board at its February 24, 2010 meeting. Six of our seven directors (including both of the nominees presently standing for re-election) are non-management directors. The Nominating and Governance Committee reviewed all of the commercial transactions, relationships and arrangements between us and our subsidiaries, affiliates and executive officers with companies with whom the six non-management directors serving in 2009 are affiliated or employed. The only transaction, relationship and arrangement of this nature that exists and was reviewed by the Committee was the continuing service by Ms. Devine, Mr. Ringler and Mr. Thompson as members of the Board of Directors of FMC Technologies, Inc., the company from which JBT Corporation separated in a spin-off transaction in July 2008. Mr. Thompson retired from FMC Technologies’ Board in 2009. FMC Technologies and JBT Corporation are parties to certain agreements that pertain to the separation of the operations of the two companies and which address, among other things, continuing indemnification obligations between the two companies, obligations to take further actions associated with the separation following the closing of the transaction, intellectual property licensing arrangements, sales distributor agreements and assignments and subleasing of leasehold interests associated with office space.

Although the Board has not adopted categorical standards of materiality, this relationship was not deemed to be material or as impacting the independence of our non-management directors. Each of our directors completes an annual questionnaire requiring disclosure of any relationships (including industrial, banking, consulting, legal, accounting, charitable or familial relationships) which could impair the independence of such director.

Based on the report and recommendation of the Nominating and Governance Committee, the Board has determined that each of its non-management members serving in 2009 (C. Maury Devine, Alan D. Feldman, James E. Goodwin, Polly B. Kawalek, James M. Ringler and James R. Thompson) satisfies the independence criteria set forth in the corporate governance listing standards of the New York Stock Exchange. In addition, all of the members of the Audit Committee satisfy the enhanced independence criteria required for members of audit committees under regulations adopted by the Securities and Exchange Commission and the New York Stock Exchange corporate governance listing standards.

Executive Sessions of Independent Directors

The Board of Directors holds executive sessions of only its independent directors after regularly scheduled Board of Directors meetings. James M. Ringler was selected by the Board of Directors to serve as the presiding chairperson, or presiding independent director, for these executive sessions during 2009.

Stockholder Communications to the Board

Stockholders and other interested parties may communicate directly with the Board of Directors, with the presiding independent director for an upcoming meeting or the independent directors as a group by submitting written correspondence c/o Presiding Independent Director, John Bean Technologies Corporation, 200 East Randolph Drive, Suite 6600, Chicago, Illinois 60601. The presiding independent director will review any such communication at the next regularly scheduled Board meeting unless, in his or her judgment, earlier communication to the full Board is warranted.

Board Leadership Structure

In conjunction with our spin-off as an independent company in July 2008, we continued the practice of our parent company in having our Chief Executive Officer also serve as the Chairman of the Board. Our Board believes that Board independence and oversight of management are effectively maintained through the Board’s current composition, committee system and policy of having regular executive sessions of non-management directors. A combined Chief Executive Officer and Chairman role serves as an effective bridge between the Board and our management, and we do not believe that having these roles combined impairs the governance practices of our Board. The Board retains the authority to modify its Board leadership structure to address our company’s circumstances and advance the best interests of the company and its stockholders as and when appropriate. The Board’s annual self evaluation includes questions regarding the Board’s opportunities for open communication and effectiveness of executive sessions. Our Chairman and Chief Executive Officer is the only member of management serving on our Board. Our Corporate Governance Guidelines limit employee members of the Board to two seats. Currently all six other members of our seven member Board are independent. Our Corporate Governance Guidelines provide for the annual election of a lead independent director by a majority of the non-management directors. The lead independent director chairs executive sessions of independent directors, which our Corporate Governance Guidelines require to occur at least annually in conjunction with regularly scheduled Board meetings. Our independent directors typically meet in executive session at the conclusion of each of our Board of Director meetings and following that meeting our lead independent director provides feedback to our Chairman and Chief Executive Officer to the extent desired by the independent directors. Our three Board committees are comprised entirely of independent directors and each committee has regular interaction with other members of our senior management in establishing their agendas and obtaining information from the company’s operations.

Diversity

Our Corporate Governance Guidelines provide that Board members will be selected based on integrity, successful business experience, stature in their own fields of endeavor, and the diversity of perspectives they bring to the Board. Our Corporate Governance Guidelines further state that consideration should also be given to candidates with experience in the Company’s lines of business and leadership in such areas as government service, academia, finance and international trade. Prior to our separation into an independent company in July 2008, we engaged the services of an executive search firm to help us identify qualified Board candidates meeting these criteria and specifically seek director candidates who helped us meet the following parameters: experience in the food, airline or airfreight industries; industrial manufacturing background; international business exposure; financial expertise; add to the diversity of our Board; possessed chief executive officer or senior P&L management skills; and had experience on public company boards. We believe we have achieved a diversity of perspectives with our current Board membership, which consists of directors who are holding or have held a variety of senior management level positions and have extensive public company board experience, broad experience across the industries in which we conduct business, international business expertise, State and Federal government service and legal expertise. For more information regarding the background, experience and attributes of our directors, please refer to the complete biographies of our directors that appear under “Board of Directors” above in this Proxy Statement.

Role of Board in Risk Oversight

As part of its general oversight over the management of our company, our Audit Committee periodically reviews assessments prepared by our management of the primary risks relevant to our business and the mitigation actions we implement to address these risks. The role of the Board in risk oversight is to provide guidance to management through its Audit Committee, based upon their experience and perspectives, regarding the overall effectiveness of its strategies to monitor and mitigate those risks. Our management presented a detailed update on risks and risk assessment at the Audit Committee’s November 2009 meeting. Following that presentation, the Chairman of the Audit Committee recommended a presentation of this information to the full Board, which occurred at its February 2010 Board meeting. The Board also periodically receives reports directly from the Division Vice Presidents for each of our three divisions during Board meetings that provide our Board with a more detailed understanding of the strategies of each of our divisions and the opportunities and risks that they face, most recently from a FoodTech Division Vice President at its February 2010 meeting. Management also provides the Board with a periodic summary of its corporate compliance programs, including our internal audit program, our code of ethics training and certification program, our ethics hotline and our internal control assessments. Our Audit Committee also receives a quarterly update from our Vice President and General Counsel regarding material litigation and legal loss contingencies involving the company.

Director Compensation

Our compensation plan for non-management members of our Board of Directors is included in the Incentive Compensation Plan. The Incentive Compensation Plan grants the Board of Directors the authority to modify the terms of the Board of Directors’ compensation plan pursuant to a resolution of the Board of Directors.

For 2009, each non-management director received an annual retainer of $50,000. Each director received at least $25,000 of this annual retainer in the form of restricted stock units and was able to elect to receive the remainder in cash, payable in quarterly installments. Each director also had the option of electing to receive the entire annual retainer in the form of restricted stock units. These restricted stock units had a fair market value equal to the deferred amount of the annual retainer on the date of the grant and vest on May 5, 2010, the date of the 2010 Annual Meeting. The restricted stock units are payable in Common Stock upon cessation of service on the Board of Directors. The amount of this annual retainer is allocated among fees earned or paid in cash (column (b)) and stock awards (column (c)) in the Director Compensation Table below based upon the election made by each director.

We also make an annual non-retainer equity grant to our non-management directors of restricted stock or restricted stock units of equivalent value. On the date of our Annual Meeting in 2009, we awarded each of our non-management directors restricted stock units with a value of $60,000, which is included in the amount contained in column (c) of the Director Compensation Table below. These awards will also not vest until May 5, 2010, the date of the 2010 Annual Meeting.

At its November 2009 meeting, the Compensation Committee of the Board of Directors decided to leave unchanged the compensation plan for our non-management directors for 2010.

We have ownership requirements for our non-management directors that are based on a multiple of five times the amount of each director’s annual retainer. Our non-management directors are also required to hold the restricted stock units they elect to receive from the annual retainer and the annual non-retainer equity grants they are awarded until after they complete their service on our Board. Restricted stock units granted to a director are settled in Common Stock upon completion of the director’s service on our Board. These restricted stock units are also forfeited if a director ceases service on the Board of Directors prior to the vesting date of the restricted stock units, except in the event of death or disability. Unvested restricted stock units will be settled and are payable in Common Stock upon the death or disability of a director or in the event of a “change in control” of JBT Corporation, as such term is defined in the Incentive Compensation Plan.

Our non-management directors will not receive additional cash remuneration for Board of Directors meetings or committee meetings attended. The chairs of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee receive an additional annual fee of $10,000, and that fee is included as fees earned or paid (column (b)) in the Director Compensation Table below for each chair. Each non-employee director will also receive reimbursement for reasonable incidental expenses incurred in connection with the attendance of meetings of the Board and Board committees.

The following table shows all compensation awarded, paid to or earned by the non-management members of our Board of Directors from all sources for services rendered in all of their capacities to us during 2009.

Director Compensation Table

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

C. Maury Devine	35,000	84,998	0	0	0	13,382	133,380
Alan D. Feldman	0	109,999	0	0	0	4,377	114,376
James E. Goodwin	35,000	84,998	0	0	0	3,382	123,380
Polly B. Kawalek	10,000	109,999	0	0	0	4,377	124,376
James M. Ringler	25,000	84,998	0	0	0	13,917	123,915
James R. Thompson	25,000	84,998	0	0	0	3,382	113,380

(1)	Charles H. Cannon, Jr., our Chairman, President and Chief Executive Officer, is not included in the table as he was our employee during 2009 and did not receive compensation for his services as a director. The compensation paid to Mr. Cannon is shown in the Summary Compensation Table in this Proxy Statement.

(2)	Includes the amount of any cash portion of the director’s annual retainer each director elected to receive and additional fees paid to the chairman of each board committee for serving that function.

(3)	Restricted stock unit grants were made on May 1, 2009, valued at $11.40 per share, the closing price of our Common Stock on May 1, 2009, reflecting an aggregate grant date fair value for all of our non-management directors of $559,990. The amount reflected in the stock awards column above represents the fair value of the award at grant date. The aggregate number of outstanding restricted stock units held by each of our non-management directors on December 31, 2009 was: Ms. Devine, 13,944; Mr. Feldman, 18,046; Mr. Goodwin, 13,944; Ms. Kawalek, 18,046; Mr. Ringler, 15,853; and Governor Thompson, 13,944.

(4)	We did not grant options to any director in 2009.

(5)	Includes accrued dividend equivalent rights on outstanding restricted stock units and charitable contributions made in the name of directors by us pursuant to the matching charitable contribution program available to all of our employees and directors. Pursuant to this program, we match 100% of the charitable contributions of our employees and directors up to $10,000 in any year, although we may exercise discretion to approve matching contributions in excess of that limitation from time to time.

Directors who are not our employees do not participate in our employee benefit plans other than our matching program for charitable contributions.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

In 2009, the members of the Compensation Committee of the Board were Polly B. Kawalek, James M. Ringler and James R. Thompson, none of whom has ever been an officer or employee of our company. None of our executive officers has ever served on the board of directors or on the compensation committee of any other entity that has had any executive officer serving as a member of our Board of Directors.

TRANSACTIONS WITH RELATED PERSONS

During 2009, we were not a participant in any transaction or series of related transactions in which any “related person” had or will have a material interest and in which the amount involved exceeded $120,000. A “related person” is any person who was in any of the following categories during 2009:

•	any director or executive officer of JBT Corporation;

•	any nominee for director;

•

any immediate family member of a director or executive officer of JBT Corporation or any nominee for director, with immediate family member including any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law and any person (other than a tenant or an employee) sharing the household of a director or executive officer or a nominee for director;

•	a security holder listed in the “Other Security Ownership” table below; or

•	any immediate family member of such a security holder.

Our Code of Business Conduct and Ethics provides that each of our employees and directors is expected to avoid engaging in activities that conflict with, or have the appearance of conflicting with, the best interests of us and our stockholders. These requirements also extend to immediate family members of employees and directors, any trust in which any employee or a director has a beneficial interest and over which such employee or director can exercise or influence decision making, and any person with whom one of our employees or directors has a substantial business relationship.

Under our Code of Business Conduct and Ethics, any personal activities or interests of one of our employees or directors, or of any immediate family member, trust or other person with which such person may have a substantial business relationship (each, an “interested person”), that could negatively influence, or which could have the appearance of negatively influencing, the judgment of such employee or director, or the decisions or action of such employee or director, must be disclosed to an employee’s manager, supervisor, local human resources director, the lawyer responsible for their business unit, the General Counsel, a member of the Board of Directors or reported to our ethics hotline. Reports made to an ethics reporting resource other than a member of the Board of Directors will be reported to the Board of Directors, or a Committee of the Board of Directors, which will have the responsibility for determining if there is a conflict of interest and, if so, how to resolve it without compromising the best interests of us and our stockholders.

In certain limited cases, activities giving rise to a potential conflict of interest may be permitted if the Board of Directors or a Committee of the Board determines, in its reasonable judgment, that such potential conflict of interest is not likely to be harmful to the best interests of us and our stockholders. No such activities were approved by the Board of Directors or a Committee of the Board during 2009.

Our Code of Business Conduct and Ethics also prohibits any employee or director from taking for themselves personally (including for the benefit of family members or friends) business opportunities that are discovered through the use of our property, information or position without the consent of the Board of Directors or a Committee of the Board. No employee or director may use corporate property, information or position for improper personal gain, or may compete with us, directly or indirectly. If such an opportunity is offered to the Board of Directors, and the Board rejects the opportunity, then the employee or director is no longer prohibited by us from taking advantage of the opportunity.

Our Code of Business Conduct and Ethics may be reviewed on the Investor Relations section of our website under Corporate Governance at www.jbtcorporation.com. A waiver may only be made by the Board of Directors, or a committee appointed by the Board, and will be promptly disclosed to the extent required by law, including the rules, regulations or listing standards of the Securities and Exchange Commission and the New York Stock Exchange.

In addition to the foregoing ethics policy, the Nominating and Governance Committee periodically reviews all commercial business relationships that exist between us and companies with which our directors are affiliated in order to determine if non-management members of the Board are independent under the rules of the New York Stock Exchange.

SECURITY OWNERSHIP OF JBT CORPORATION

Management Ownership

The following table shows, as of February 1, 2010, the number of shares of Common Stock beneficially owned by each of our directors, each of our named executive officers whose compensation is reported in the Summary Compensation Table below, and all directors and executive officers as a group. No director or executive officer named in the Summary Compensation Table beneficially owns more than one percent of the Common Stock.

Name	Beneficial Ownership on February 1, 2010	Percent of Class(1)
	Common Stock of John Bean Technologies Corporation
Torbjörn Arvidsson(2)	73,152	*
Charles H. Cannon, Jr.(2)	253,788	*
C. Maury Devine(3)	10,564	*
Alan D. Feldman(3)	8,397	*
James E. Goodwin(3)	7,488	*
Polly B. Kawalek(3)	12,397	*
John Lee(2)	17,379	*
Ronald D. Mambu(2)	74,979	*
Kenneth C. Dunn(2)	19,772	*
James M. Ringler(3)	10,557	*
James R. Thompson(3)	6,920	*
All directors and executive officers as a group (14 persons)(2)(3)	538,007	1.91%

(1)	Percentages are calculated on the basis of the number of outstanding shares (exclusive of treasury shares) plus shares deemed outstanding pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934 as of February 1, 2010. An asterisk in this column indicates that the individual’s beneficial ownership is less than one percent of JBT Corporation’s outstanding Common Stock.

(2)	Includes: (i) shares owned by the individual; (ii) the market value equivalent of our Common Stock held by the John Bean Technologies Corporation Savings and Investment Plan for the account of the individual; and (iii) shares subject to options that are exercisable within 60 days of February 1, 2010 and restricted stock shares that will vest within 60 days of February 1, 2010. The shares included in item (iii) consist of 21,303 shares held by Mr. Cannon, which are also included in the shares reported for all directors and executive officers as a group.

(3)	Includes shares owned by the individual and restricted stock units credited to individual accounts of non-management directors under the Incentive Compensation Plan (see “Information about the Board of Directors-Director Compensation”) that will vest within 60 days of February 1, 2010. As of February 1, 2010, the following additional restricted stock units were credited to non-management directors under the Incentive Compensation Plan: Ms. Devine, 7,456; Mr. Feldman, 9,649; Mr. Goodwin, 7,456; Ms. Kawalek, 9,649; Mr. Ringler, 7,456; and Governor Thompson, 7,456, but none of these shares will vest until May 5, 2010, so they are not included in the table above. Non-management directors have no power to vote or dispose of shares underlying the restricted stock units until they are distributed upon the cessation of their service on the Board of Directors. Until such distribution, these directors have an unsecured claim against us for such units. None of the non-management directors hold any options to acquire shares of our Common Stock.

Other Security Ownership

The table below lists the persons known by us to beneficially own more than five percent of our Common Stock as of December 31, 2009:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Shapiro Capital Management LLC and Samuel R. Shapiro 3060 Peachtree Rd. NW Suite 1555 Atlanta, GA 30305	3,734,187(2)	13.52%

FMR LLC, Fidelity Management & Research Company and Edward C. Johnson, III 82 Devonshire Street Boston, MA 02109	2,330,623(3)	8.44%

Blackrock, Inc. 40 East 52nd Street New York, NY 10022	2,230,826(4)	8.08%

Keeley Asset Management Corp. and John L. Keeley, Jr. 401 South LaSalle Street Chicago, IL 60605	1,595,716(5)	5.8%

(1)	Percentages are calculated on the basis of the amount of outstanding shares (exclusive of treasury shares) plus shares deemed outstanding pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934 as of December 31, 2009.

(2)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 2, 2010, Samuel R. Shapiro and Shapiro Capital Management LLC jointly reported sole voting power over 3,220,987 of such shares, shared voting power over 513,200 of such shares and sole dispositive power over all such shares of Common Stock as of December 31, 2009. These securities are owned by various individual and institutional investors for which Shapiro Capital Management LLC serves as investment adviser. Samuel R. Shapiro reported owning none of such shares for his individual account and expressly disclaimed beneficial ownership of these securities.

(3)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 16, 2010, FMR LLC, Fidelity Management & Research Company and Edward C. Johnson, III jointly reported FMR LLC’s sole voting power over 123 of such shares, no shared voting power and sole dispositive power over all of such shares of Common Stock as of December 31, 2009.

(4)	Based on a Schedule 13G filed with the Securities and Exchange Commission on January 29, 2010, Blackrock, Inc. reported sole voting and dispositive power over all of such shares as of December 31, 2009.

(5)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 16, 2010, Keeley Asset Management Corp. and John L. Keeley, Jr. jointly reported Keeley Asset Management Corp.’s sole voting power over 1,533,204 of such shares, no shared voting power and sole dispositive power over all of such shares of Common Stock as of December 31, 2009.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Historical Background Affecting JBT Corporation Compensation Decisions

On July 31, 2008, JBT Corporation was spun-off from FMC Technologies. In our 2009 proxy statement we discussed how certain of our executive compensation actions and philosophies reflected our history with FMC Technologies and decisions that had been made historically at FMC Technologies. As we provide commentary for 2010, we are now reflecting JBT Corporation’s decisions and philosophy as an independent company. However, our history with FMC Technologies continues to influence our compensation program and certain decisions we make and where useful to stockholders, we will reference that history. In particular, we will point out where historical compensation data is derived from our executive officer’s employment with FMC Technologies rather than JBT Corporation. All of our named executive officers except Messrs. Lee and Dunn were employed by FMC Technologies prior to the spin-off, so the compensation policies and processes of FMC Technologies were factors in determining a portion of their 2008 compensation with JBT Corporation. Note, however, that the roles and responsibilities of our named executive officers differ in many respects from their former roles at FMC Technologies. Accordingly, their historical compensation is not directly comparable to their compensation as executive officers of JBT Corporation. Nevertheless, we have elected to present historical compensation information for each of our named executive officers other than Messrs. Lee and Dunn for periods during which they were employees of FMC Technologies in order to provide a historical basis against which to compare compensation going forward. We hired Messrs. Lee and Dunn after the spin-off.

Each of our executive compensation plans and agreements was reviewed and approved by our Compensation Committee. All of the members of our Compensation Committee are independent directors as defined by the listing requirements of the New York Stock Exchange. Under its charter, our Compensation Committee has the authority to engage the services of outside auditors, experts and others to assist the committee’s fulfillment of these responsibilities, and our Compensation Committee engaged Hewitt Associates as an independent compensation consultant for 2009.

General Principles

The core principles underlying our executive compensation philosophy are:

•

Compensation opportunities are competitive—potential compensation for executives is targeted at median levels paid at comparable peer companies with whom we will likely compete for executive talent in order to attract, motivate and retain skilled managerial talent over the long term;

•

Executive compensation is performance-based—a meaningful portion of an executive’s compensation is directly linked to achievement of specific corporate and individual results that we believe create shareholder value;

•

Long term equity compensation incentives represents a significant portion of executive compensation—at risk equity compensation in the form of stock options, time-based restricted stock grants, and performance-based restricted stock grants, along with stock ownership and retention guidelines, align executive and stockholder interests and provide proper motivation for enhancing both short-term and long-term stockholder value;

•	Compensation rewards internal talent development—a portion of executive compensation is tied to recruitment and development of future executive talent; and

•	Performance metrics are designed to promote achievement of stretch objectives but not to incentivize undue risk-taking by our executive management team.

Long Tenured Management Team and Internal Development

Three of our named executive officers are individuals who have devoted the majority of their professional careers to FMC Technologies and its predecessor, FMC Corporation. Although we have recruited executives from outside FMC Technologies in our corporate management team, our management philosophy going forward will strongly advocate promoting from within and developing our own talent.

Allocation of Pay Between Short- and Long-Term

Our compensation programs are designed in a manner that provides incentives to our executive officers to achieve short- and long-term operating and strategic objectives. To foster a longer term view (i.e., longer than twelve months), our compensation programs provide longer term incentives in the form of equity incentive compensation with a three-year vesting requirement and a variable performance-based component. Although these equity compensation incentives deliver a competitive economic value on the date of grant, their ultimate value to an executive depends upon the market value of the equity after the end of the vesting period. That value is largely dependent upon our company’s future performance and market dynamics.

Establishing Competitive Pay Levels

Our Compensation Committee will annually review executive pay, peer group practices and the company’s performance to ensure that our total compensation program design is consistent with our stated compensation philosophies and that overall compensation is within appropriate parameters. Based on this review, which is detailed below, our Compensation Committee concluded that the total compensation we paid in 2009 to our named executive officers was appropriate and reasonable.

Our Compensation Committee commissioned Hewitt Associates to perform an annual compensation survey in order to provide benchmarking data to compare our executive officer compensation against executive officer compensation paid by peer group of companies of related size and/or engaged in the food or transportation businesses. In connection with its review of 2008 and 2009 compensation, the peer group consisted of the following 28 industrial companies.

AAR Corp.	Intermec, Inc.
Applied Industrial Technologies Inc.	Kaman Corporation
BE Aerospace Inc.	Lance, Inc.
Briggs & Stratton Corporation	The Manitowoc Company
Church & Dwight Co., Inc.	The Middleby Corporation
Curtiss-Wright Corporation	Moog Inc.
Dresser Rand Group Inc.	Sanderson Farms, Inc.
EnPro Industries, Inc.	Sensient Technologies Corporation
ESCO Technologies, Inc.	Sequa Corporation
Federal Signal Corporation.	Standex International Corporation
Flowers Foods, Inc.	Tennant Company
Flowserve Corporation	Triumph Group, Inc.
Gardner-Denver, Inc.	Valmont Industries, Inc.
IDEX Corporation	Woodward Governor Company

The selected group of 28 companies included manufacturing and service companies that we believed we would compete with across some of our businesses for customers, suppliers, executive talent and, ultimately, investors. We believe that this group provides a representative sample for comparison of financial and stock performance and also gives a broad spectrum of compensation philosophies.

Although the companies included in the Hewitt Associates survey varied in revenue size and market capitalization, the survey utilized regression analysis to develop size-adjusted values for each element of compensation. Additionally, for equity based compensation, Hewitt Associates used Black-Scholes-based option models to value stock options and other economic pricing models for other equity-based compensation.

Our compensation philosophy is to set total compensation for all our employees at the 50th percentile of compensation for similar positions at peer group companies. For our named executive officers, total compensation includes base pay, annual non-equity incentive compensation, and long-term incentives in the form of time and performance-based restricted stock. Annually, we utilize the Hewitt salary survey and compare each element of compensation, as well as total target compensation, against compensation of our named executive officers’ peers in comparable positions. The total compensation most closely mirrors the market. The allocation between the elements of compensation—base pay, annual non-equity incentive compensation and equity compensation award value—may vary from the market in individual cases, but is established in a way that keeps total compensation in line with the market.

Cash Pay Elements—Base Pay

The annual cash pay elements that our executive officers receive include a base salary and an opportunity to earn an annual non-equity incentive compensation award. We target our executive base pay and annual non-equity incentive compensation opportunities at the 50th percentile of our comparison group of peer companies on a size-adjusted basis.

We use our survey’s median base pay value for comparable positions to set our base salary midpoint for each salary grade within our compensation program. Each salary grade range sets minimum pay at 75% of the midpoint and maximum pay at 125% of the midpoint. The range was delineated into performance sections tied to an executive officer’s major responsibility areas (“MRAs”) such that an individual’s base pay should be at the point in the range corresponding to his or her current level of performance on their MRAs.

We utilize four levels of performance in our “pay for performance” system: Needs Improvement, Good, Outstanding and Exceptional. Using these criteria, an executive who satisfies all of his or her MRAs for the year would be given a performance rating of “Good” for the year. If the executive were to exceed all MRAs, he or she would receive a performance rating of “Outstanding.” An “Exceptional” rating is unusual and would only be utilized in rare circumstances. A “Needs Improvement” rating would indicate that an executive failed to meet his or her MRAs for the year. Our performance ratings and the corresponding position versus the base salary midpoint for each salary grade were as follows for 2009:

Performance Rating	Base Salary as a Percentage of Midpoint
Exceptional	115 – 125%
Outstanding	105 – 114.9%
Good	95 – 104.9%
Needs Improvement	75 – 94.9%

Annually, each executive officer’s performance is evaluated by the executive’s immediate supervisor against MRAs established earlier in the year. Mr. Cannon’s evaluation for his 2009 compensation was performed by the Compensation Committee of our Board of Directors. Although our Compensation Committee does not provide direct oversight over the individual performance ratings of our other executive officers, the Committee evaluates the appropriateness of compensation paid to all of our executive officers.

MRAs vary depending on the roles and responsibilities of the particular executive and may, in part, be subjective. These individual subjective MRAs may include, as examples, goals for acquisitions or divestitures, safety performance, achieving recruiting targets, building management depth, technology innovations and improving market positions through profitable growth and new product introductions. A performance rating for each executive is then established based on an assessment of the executive’s performance against their MRAs and a merit base salary increase is planned based on the executive’s current position in the performance range. Merit increase guidelines are established annually for all employees (including executive officers) by our Compensation Committee based on annual market surveys, and applied as appropriate to adjust base salaries. Since our compensation philosophy is to pay at the 50th percentile when compared to peer companies, we participate in merit increase surveys that include companies against which we benchmark our employees’ salaries. Any recommendation for a merit increase pool is similar to the average increase the survey indicates for benchmark companies. This practice keeps base salary compensation in line with that of companies with which we compete for talent.

Cash Pay Elements—Annual Non-Equity Incentive Compensation

Our annual non-equity incentive compensation plan is a variable cash-based incentive plan designed to focus management on performance factors important to the continued success of their business units and the overall performance of our company. Target amounts for annual non-equity awards are based on market data, and for 2009, our annual non-equity incentive compensation percentages ranged from 24% to 85% of base salary. The highest percentage (85%) was assigned to our Chief Executive Officer, with our other named executive officers ranging from 55% to 60%. For 2009, our annual non-equity incentive compensation opportunity was weighted primarily toward business performance (70%), referred to generally as the “BPI” component, and secondarily to individual performance (30%), referred to as the “API” component. The annual non-equity incentive compensation awards paid to our executive officers appear in column (g), “Non-Equity Incentive Plan Compensation,” in the Summary Compensation Table below. For 2007, those awards were made by FMC Technologies.

Our Compensation Committee establishes BPI targets for our non-equity incentive program annually utilizing measures it believes correlate highly to enterprise value growth and total stockholder returns. For annual non-equity incentive awards for our executive officers in 2009, we utilized earnings per share (EPS), EBITDA and Net Contribution. These measures are equally weighted. For each measure the Compensation Committee approved performance curves which could produce results ranging from “0.0” (below threshold) to “3.0” (performance far in excess of plan) depending upon our company’s performance. Achievement of target performance for any metric would equal a “1.0” payout. As targets are established based on year-over-year improvement, actual financial results are restated to exclude foreign currency translation impact. Adjustments may also be made to eliminate the impact of unusual or non- recurring items. Results for the three measures were added and then divided by 3 to produce the overall BPI. The following chart provides an example of a performance curve for BPI targets:

Our resulting BPI multiple was then multiplied by our individual executive officer’s non-equity incentive compensation percentage to determine the BPI non-equity incentive compensation payout to that executive.

EPS measures after-tax earnings generated from continuing operations divided by the total number of our diluted shares of outstanding Common Stock. As an incentive measure, we believe that this helps us drive our executive officers to improve overall earnings. In addition, we believe that EBITDA is an appropriate measure for us because our internal reporting is based on EBITDA, which provides consistency among all our performance measures. Our Net Contribution measure represents net income plus after tax-interest expense minus a 10.5% charge for average capital employed (debt plus equity). This shows total net income generated for every dollar of capital we employ after subtracting a 10.5% charge as our cost of capital. As an incentive measure, we believe Net Contribution encourages our executives to grow the business while efficiently using capital. We preserve flexibility to adjust all of these measures to account for the cumulative effect of changes in accounting principles, significant acquisitions and divestitures and foreign exchange movements.

All of our named executive officers received a corporate-wide BPI rating which was based on the consolidated results of all of our business units. In 2009, our BPI target for EPS, EBITDA and Net Contribution were each set at the levels achieved in 2008, which was a record year for our businesses but also recognized that we were facing a very challenging global economic period. Our actual 2009 performance fell below each of the targets. Adjusted EPS was $1.22, 31% below 2008 performance. Adjusted 2009 EBITDA was $84.1 million, a decrease of 24% from 2008. Adjusted Net Contribution was $24.2 million, a decrease of 12% from 2008. This performance was rated a 0.78 based on the scale established at the beginning of the year.

A similar exercise is performed for API. The API rating is based on the achievement by an executive officer of both quantifiable performance objectives as well as other, more subjective objectives. These objectives differ from MRAs utilized to determine performance ratings for establishing an executive officer’s base pay described above under “Cash Pay Elements—Base Pay.” For our 2009 annual non-equity incentive compensation program, our Compensation Committee approved an API range from 0.0 to 2.0. If an executive officer failed to achieve all of his or her objectives, the API multiple would likely be 0.0. If the executive met some, but not all of the objectives, the API multiple would be greater than 0.0 but less than 2.0, with the point in that range depending upon the number of objectives accomplished, their relative importance and difficulty and the factors that may have prevented achievement of certain objectives. For individual API objectives, the level of performance and resulting individual ratings on objectives required to achieve an API rating of 2.0 is quite high and unusual, and would require achievement of multiple stretch objectives.

Our named executive officers received API ratings ranging from 1.3 to 1.4 for 2009, with an average rating of 1.35. For purposes of comparison, our named executive officers received API ratings in 2008 that ranged from 1.0 to 1.5 and averaged 1.26. On average, the API portion of the annual non-equity incentive compensation represents 10% of the total compensation paid to our named executive officers (as set forth in the Summary Compensation Table below). Given API is a small component of our total compensation calculation, we do not believe providing the individual API rating for each of our named executive officers is material to understanding the basis of our compensation decisions and policies.

To illustrate the calculation of the annual non-equity incentive under our compensation programs, assuming an executive officer has a base salary of $300,000, a 55% target bonus, a BPI rating of .92 and an API rating of 1.1, the executive’s annual non-equity incentive compensation payment would be calculated in the following manner:

BPI	$300,000 x .70 (BPI weighting) x .55 (target bonus) x .92 (corporate BPI achievement)	$106,260
API	$300,000 x .30 (API weighting) x .55 (target bonus) x 1.1 (individual API rating)	$54,450

	Total Non-Equity Incentive Compensation	$160,710

The following table lists performance results by our named executive officers with respect to API objectives they had. The items set forth below only include the executives’ performance with respect to API objectives that had a material impact on the executives’ annual 2009 compensation.

Named Executive Officer	2009 API Performance
Charles H. Cannon, Jr.

•   Achieved cost/expense reduction targets

•   Achieved targets for overall gross margin improvements, but failed to improve consolidated EBIT margin over prior year

•   Achieved targets associated with cash flow improvements through cost reductions, working capital reductions and reduced capital expenditures resulting in significant net debt reduction after acquisition and pension plan funding

•   Achieved improvement in recurring revenue as a percentage of total revenue despite overall decline in revenue

•   Met objectives to initiate strategic planning dialog with Board of Directors, continued to build acquisition pipeline and completed our initial acquisition within a year of spin-off

•   Successfully implemented changes in U.S. benefits programs appropriate for company’s market capitalization

•   Failed to achieve objectives associated with military programs

•   Substantially exceeded targets for safety performance

Ronald D. Mambu

•   Successful implementation of cost reduction contingency plans in reaction to deteriorating macro economic trends affecting our businesses

•   Successful implementation of procedures for testing and remediation of Sarbanes-Oxley internal controls to permit first required year-end auditor certification for the company

•   Achieved targeted goals for the implementation of a new consolidated financial reporting system to complete separation from former parent

•   Met objective to review intercompany pricing models and implement changes, maintained company’s overall effective tax rate in line with prior years and successfully completed restructuring of foreign operations to simplify capital structure

•   Completed company’s initial acquisition, succeeded in re-establishing acquisition pipeline and improved the company’s corporate development resources

•   Significant progress made toward completing objective to implement a worldwide cash management system

•   Met objectives associated with managing bank debt and foreign exchange exposure and renewed insurance programs at reduced costs over legacy programs

Torbjörn Arvidsson

•   Exceeded target for inbound on new products developed within last four years

•   Exceeded target for sales growth over prior year in Food Solutions division

•   Substantially exceeded target for sales of portioning equipment

•   Failed to achieve all product cost reduction targets

•   Substantially exceeded target for realizing savings through sourcing initiatives

•   Achieved target for reduction of warranty claims as a percentage of sales

•   Substantially exceeded recordable injuries safety target

•   Achieved retention targets related to key members of management team

Named Executive Officer	2009 API Performance
John Lee

•   Achieved cost reductions required to reflect market conditions

•   Failed to achieve budgeted working capital reductions

•   Failed to maintain or expand after-market revenue

•   Significantly improved safety performance, particularly in Airport Services business

•   Maintained overall market share positions in challenging economic conditions

•   Failed to achieve objectives associated with military programs

•   Significantly advanced Jetway international strategy through establishment of local operations

•   Successfully advanced GSE’s green initiatives

•   Succeeded in efforts to expand Automated Systems business into new industry applications

•   Achieved competitive improvements in services business

•   Achieved retention targets related to key members of management and developed and implemented succession plans in AeroTech division

Kenneth C. Dunn

•   Successful implementation of company-wide legal compliance webinars and written guidelines providing education on risks and reinforcement of company policies regarding bankruptcy risks, export regulations, anti-bribery laws and contracting practices

•   Restructured legacy contract guidelines to improve consistency in contracting practices, improve understanding of risks and facilitate business unit compliance

•   Reduced external legal costs on intellectual property matters through consolidation of vendors and application of business value analysis of portfolio maintenance spending and reduced external legal costs on corporate development projects through expanded utilization of internal legal resources

•   Successful completion of company’s initial acquisition and contributed to improvement of management review processes associated with corporate development opportunities

Equity Compensation Practices

By providing our executive officers with significant compensation opportunities in the form of equity awards, we intend to ensure that a significant portion of our executive officers’ total compensation remains at risk and continues to be tied to the creation of value for our stockholders.

The long-term element of our executive compensation program is equity stock awards, which provides our executive officers the opportunity to realize financial rewards if JBT Corporation’s stock price appreciates over the long term. To determine the appropriate amount of equity-based compensation awards for our executive officers, we review data provided by Hewitt Associates which shows what our comparator group of companies granted to their comparable executive officers. We use regression analysis to take into account the different sizes of companies. We also examine internal equity and make adjustments when appropriate. Once we determine a target value for each executive officer we divide by the closing share price on the relevant day to determine the number of shares awarded. For 2009 equity compensation awards, we utilized the closing stock price on the day the Compensation Committee met to approve annual equity compensation awards.

Although we have the flexibility to grant equity compensation in a variety of forms, including restricted stock, restricted stock units, stock options, performance units and stock appreciation rights, our equity compensation awards are primarily in the form of restricted stock.

In order to further align our executive officers’ financial interests with that of our stockholders, the ultimate value of a portion of our executive officer restricted stock awards varies based on the achievement of pre-set specified financial performance-based targets. We believe the combination of time-based and performance-based incentives provides performance incentives for our executive officers in a manner that is consistent with our stockholders’ interests and serves as an effective retention vehicle for our executive officers. Our equity awards generally have vesting periods of three years.

Under the terms of our Incentive Compensation Plan, as long as an executive remains employed through the age of 62, any unvested equity awards remain outstanding after retirement and vest on the originally scheduled vesting date. Retirements prior to age 62 will result in the forfeiture of unvested awards. This permits flexibility in retirement planning, permits the company to provide an incentive for the vesting period and does not impose a penalty on the exercise of a retirement benefit provided to all company employees.

Time-Based Restricted Stock Grants

We issue grants of time-based restricted stock to our executive officers and other key employees under our Incentive Compensation Plan. Most restricted stock awards granted to our executive officers are subject to vesting requirements requiring an additional three years of service by the executive before they may vest and the executive receives ownership and voting rights. We have granted restricted stock awards with reduced vesting periods for recruiting purposes. Vesting periods are utilized as a retention incentive.

Performance-Based Restricted Stock Awards

For 2009, one-half of the restricted stock awards granted to our named executive officers, as well as our remaining executive officers, were based on meeting certain performance criteria. The percentage of the total performance-based restricted stock award any of our executive officers were entitled to receive was determined at the end of a one-year measurement period ending on December 31, 2009, and was dependent upon our performance with respect to EBITDA growth and Net Contribution. This link puts a meaningful portion of each of our executive’s targeted equity award at risk. Our Incentive Compensation Plan also provides for alternative performance measures that we may elect to utilize in future years for performance-based restricted stock awards.

Our Incentive Compensation Plan gives our Compensation Committee the discretion to “claw-back” or cancel outstanding performance-based restricted stock awards in the event a restatement of our financial results from a prior period results in a prior grant’s performance measures no longer being satisfied.

None of our executive officers has the ability to adjust the performance measures approved by our Compensation Committee or to waive any conditions established for the performance-based awards once established by the Compensation Committee.

The amount of the performance-based restricted stock award earned by our executive officers can vary between 0%-200% of the target award granted to the executive officer, depending on our full year performance against the EBITDA growth and Net Contribution performance measures. The total number of shares issued varies between that range depending on where in the specified performance range for each of the two performance criteria our company’s full year performance falls. There is a minimum level for each measure below which an awardee receives 0% of the target award, and correspondingly a maximum performance level which, even if exceeded, will not generate more than 200% of the target award. In between the minimum and maximum performance targets, the performance level of each measure is plotted on a predefined curve which indicates the percent of the target award that should be awarded. The performance achieved on each measure is added together and divided by two to determine the actual percentage payout of the target award amount. The vesting period for performance-based restricted stock awards is the same as the vesting period for time-based restricted stock awards, which is three years from the grant date, meaning that although the performance period considered is one year, the awards vest in January of the third year from the date of grant.

For 2009, the following table shows the measures used for our performance-based restricted stock grants and our performance against each of the performance measures.

Performance Measures	0% Payout of Target Grant		100% Payout of Target Grant		200% Payout of Target Grant		Actual Performance and Payout
EBITDA Growth ($ in millions)	$47.9 (50%	)	$91 – $100.6 (95 – 105%	)	$110.2 (115%	)	$84.1 (84%	)
Net Contribution ($ in millions)	$10.4 (55%	)	$23.3 – $28.5 (100 – 105%	)	$32.4 (120%	)	$24.2 (100%	)

As a result of our financial results for 2009, our executive officers will receive 92% (the average of the two performance ratings) of the target performance-based portion of the restricted stock grants that were originally awarded on February 24, 2009, and these awards will vest on January 2, 2012.

Non-Qualified Stock Options

Our Incentive Compensation Plan grants management the authority to issue non-qualified stock options to our executive officers and other key employees, although we do not presently intend to utilize stock options as a major component of our executive compensation program. We anticipate that any future stock options issued would be subject to vesting requirements so as to provide a retention incentive.

FMC Technologies stock options that were held by our employees at the time of the spin-off were converted into stock options exercisable into shares of our Common Stock in a manner that provided holders with stock options with an economic value equal to the value the FMC Technologies stock options had at the effective date of the spin-off. All such stock options have vested and have expiration dates that are ten years after their original grant date by FMC Technologies.

Impact of Section 162(m) of the Internal Revenue Code on Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for non-performance-based compensation in excess of $1 million paid for any fiscal year to certain named executive officers. Among other requirements, in order for compensation to be considered performance-based for purposes of Section 162(m), it generally must be paid pursuant to a plan which is approved by the company’s public stockholders. However, under transition rules related to spin-off transactions comparable to ours in 2008, any amount that was related to otherwise qualifying performance-based compensation paid or performance-based restricted stock granted, prior to the first regularly scheduled meeting of our stockholders that occurred in May 2009 will be fully deductible by us without regard to such stockholder approval. We are seeking stockholder approval of the performance goals utilized for performance-based compensation awards at our upcoming Annual Meeting. This proposal is summarized in “Approval of the Performance Goals for certain Performance-Based Awards under the John Bean Technologies Corporation Incentive Compensation and Stock Plan” above. With respect to compensation paid, or restricted stock granted, after May 2009, our Compensation Committee will consider the impact of Section 162(m) on the income tax deductibility on all components of executive compensation in the event stockholder approval is not obtained, while recognizing that it may not be in the stockholders’ best interests to restrict the Compensation Committee’s discretion and flexibility in developing appropriate and competitive compensation and retention programs. Consequently, our Compensation Committee may approve compensation in future years for our named executive officers that is not fully deductible for federal income tax purposes.

Pension Plans

A longer term element of compensation for our executive officers has been an Internal Revenue Service qualified defined benefit pension plan (the “U.S. Pension Plan”) that provides income replacement retirement benefits. At the time of our spin-off from FMC Technologies, we maintained the benefits package offered by our former parent company but communicated our intent to review the benefits package in the first year following the spin-off. The objective was to offer a package that would remain attractive to our current employees yet remain competitive in our market. As a result of this review, we decided to freeze the U.S. Pension Plan effective December 31, 2009. Benefits earned as of that date were frozen; while no additional benefits will accrue for any of our U.S. based non-union employees, the benefit earned through that date will be paid when the employee retires. All employees can continue to earn service for vesting purposes and for eligibility for early retirement benefits. The pension freeze also impacts our non-qualified defined benefit pension plan (the “Non-Qualified Pension Plan”) described below.

The U.S. Pension Plan utilizes the same benefit calculation formula for our executive officers as is used for non-bargaining unit production personnel and administrative and technical staff. The U.S. Pension Plan is designed to provide income replacement in retirement to all of our current employees who meet the minimum service requirement of five years. The pension payment is based on “final average pay,” which is calculated for the period that includes the employee’s highest 60 consecutive months of pay in the final 120 months of service prior to December 31, 2009, and includes base pay and annual non-equity incentive compensation in the calculation. Eligible earnings under the provisions of the U.S. Pension Plan do not include the value of the equity grants (stock options or restricted stock awards), perquisites or matching contributions to our Qualified Savings Plan and our Non-Qualified Savings Plan (each of which are described under “Compensation Discussion and Analysis – Savings Plans” below). The U.S. Pension Plan is operated in compliance with the United States Employment Retirement Income Security Act (“ERISA”).

The Non-Qualified Pension Plan provides the same level of benefits for earnings above compensation limits set by the Internal Revenue Service. The Non-Qualified Pension Plan uses the same pension calculation formula as the tax qualified U.S. Pension Plan. The benefits under this plan are the company’s general obligations and are not protected by ERISA.

Messrs. Cannon and Mambu have significant accrued pension benefits under the pension plans as a result of their long tenure with the company’s predecessor, FMC Technologies, and its predecessor, FMC Corporation. Our executive officers as well as all other employees who were formerly employed by our predecessor companies have been credited under our U.S. Pension Plan for their years of service with FMC Technologies and FMC Corporation.

Although Mr. Arvidsson also has a long tenure with the company’s predecessors, his primary retirement benefit results from his participation in the Swedish occupational pension system (the “Swedish Pension Plan”) for private sector employees called ITP. This defined benefit is employer paid and includes a disability and survivors’ pension as well as the traditional retirement benefit. This benefit is based on salary at retirement, with pension payments beginning at age 65. The benefit is 10% of the base salary at retirement. There is a limit of 7.5 times a base amount on the salary covered by this benefit. In 2009, this limit was the equivalent of approximately $42,325. The value of this benefit appears in the Pension Benefits Table and the increase in value of the benefit in 2009 is reported in the Summary Compensation Table for Mr. Arvidsson. Mr. Arvidsson’s participation in the Swedish Pension Plan will continue indefinitely, despite the freezing of the U.S. Pension Plan.

For the portion of an employee’s salary above this 7.5 multiple of the base amount, employers in Sweden may offer a defined contribution benefit, which requires employers to pay premiums into funds of the employee’s choice. We also provide this defined contribution benefit to Mr. Arvidsson. The premiums we paid and Mr. Arvidsson’s ending balance and earnings for 2009 are shown in the Non-Qualified Deferred Compensation Table. The premiums we paid in 2009 (as well as prior years) appear in the Summary Compensation Table in the “Other Compensation” column and in footnote (3) to the table.

Savings Plans

All of our United States based employees, including executive officers, are eligible to participate in our tax-qualified savings and investment plan (the “Qualified Savings Plan”). This plan provides an opportunity for employees to save for retirement on both a pre-tax and after-tax basis. Employees exceeding the Internal Revenue Service compensation limit for highly compensated employees can contribute between 0% and 20% of base pay and eligible incentives through pre-tax and after-tax contributions up to the maximum amount prescribed by law and the plan limits, and employees not considered highly compensated under Internal Revenue Service regulations can also contribute up to 75% of base pay and eligible incentives. We match up to the first 5% of each employee’s contributions. Participants are vested on a five-year graded vesting schedule for employer matching contributions. As part of our review of the benefits package that resulted in the U.S. Pension Plan freeze, we enhanced the Qualified Savings Plan effective January 1, 2010. In order to maintain a competitive benefit package that will attract and retain employees, we added an additional company non-elective contribution to the Qualified Savings Plan equal to 3% of employees’ base and incentive pay. These non-elective contributions vest immediately upon award.

Our executives are also eligible to participate in a pre-tax non-qualified defined contribution plan (the “Non-Qualified Savings Plan”), which provides executives and employees who may reach contribution limits imposed by the Internal Revenue Service for the Qualified Savings Plan with the opportunity to participate in a tax advantaged savings plan comparable to the Qualified Savings Plan. The investment options offered to participants in our Non-Qualified Savings Plan are similar to those offered in our Qualified Savings Plan. Participants may elect to defer up to 100% of their base pay or annual non-equity incentive compensation. We match up to the first 5% of the employee’s contributions to the Non-Qualified Savings Plan. In addition, any employee participating in the Non-Qualified Savings Plan will receive a 5% company contribution for all eligible compensation in excess of the Internal Revenue Service income contribution limit. Participants are vested on a five-year graded vesting schedule for employer contributions. Like the Qualified Savings Plan, we enhanced the Non-Qualified Savings Plan effective January 1, 2010 to offset the impact of the freezing of the Non-Qualified Pension Plan.

As a result, we have increased the matching contribution under the Non-Qualified Savings Plan from 5% to 8%, and active participants will receive an 8% company contribution for all eligible compensation in excess of the limit set forth under Section 401(a)(17) of the Internal Revenue Code. Employees who are otherwise eligible to participate in the Non-Qualified Savings Plan but do not elect to defer any of their base pay or non-equity compensation will receive a non-elective contribution of 3% for compensation in excess of the Internal Revenue Code Section 401(a)(17) limit.

Certain of our employees who are not subject to United States taxes were eligible to participate in a non-qualified defined contribution plan administered in the United Kingdom (the “International Savings Plan”). Participation in the International Savings Plan is generally restricted to key employees with a salary grade of 20 or above and who are not subject to United States taxes (not citizens of the United States, Canada or the Cayman Islands), although we can make exceptions to the salary grade for eligibility. Participants can contribute up to 75% of base pay and eligible incentives. We match up to the first 5% of each employee’s contributions. Both contributions to the International Savings Plan and the distributions from the International Savings Plan are made in U.S. dollars. All vested funds must be distributed upon an employee’s termination or retirement. Mr. Arvidsson is the only named executive officer who is a participant in the International Savings Plan. We made no contributions to the International Savings Plan in 2009 for the benefit of Mr. Arvidsson.

Change-in-Control Agreements

We entered into agreements with each of our named executive officers that provide them with compensation under certain circumstances in the event of a change-in-control in our ownership or management. See “Potential Payments Upon Change-in-Control” for a further description of the terms and potential amounts payable under these agreements. All of our change-in-control agreements condition continuing availability of benefits on compliance with non-compete and non-solicitation provisions.

The benefits payable under our change-in-control agreements are comparable to benefits for which executives in similar positions at peer companies are eligible under their change-in- control agreements. The competitive nature of these benefits is reviewed and analyzed annually by our Compensation Committee with the assistance of the Committee’s compensation consultant.

All of the change-in-control agreements with our executive officers are what is commonly referred to as “double trigger” agreements. Under these agreements, the benefits are only payable to an executive if, in addition to the qualifying change-in-control event, the executive officer’s position is terminated or the executive’s responsibilities, salary, benefits and/or location are significantly changed. Notwithstanding the foregoing, unvested restricted stock grants will vest immediately upon the occurrence of a change-in-control pursuant to the terms of the Incentive Compensation Plan, and those grants are accordingly not subject to the “double trigger” requirement of the change-in-control agreements.

General Executive Severance Benefits

Under our executive severance plan, executive officers who lose their job through no fault of their own are entitled to receive 15 months of severance pay (limited to base pay and the executive’s target annual non-equity incentive compensation), their pro-rated target annual non-equity incentive compensation through the date of termination provided the performance goals underlying the annual non-equity incentive compensation award have been met, the continuation of medical and dental benefits for the same severance period at the employee premium rate, outplacement services, and tax preparation and financial planning assistance for the last calendar year of employment. See “Potential Payments Upon Termination” for a further description of the terms and potential amounts payable under our executive severance plan for our named executive officers. The availability of these severance benefits is conditioned on the executive’s compliance with non-disclosure, non-compete and non-solicitation covenants. In its approval of the executive severance plan, our Board of Directors granted company management with the authority to exercise its discretion with respect to the treatment of unvested options and restricted stock grants of terminated executive officers. Change-in-control agreements and severance benefits are exclusive of one another, and in no circumstances would any of our named executive officers receive benefits under both a change-in-control agreement and our general executive severance plan.

Perquisites

We provide limited perquisites to our executive officers in order to facilitate the performance of their managerial and external marketing roles and to ensure a competitive total compensation package. The perquisites we provide to our executives include financial counseling, tax preparation, automobile expense reimbursement, parking fees and personal use of dining club memberships and other minor expenses associated with their business responsibilities. Certain of our named executive officers receive only a limited number of these benefits. Our executives’ use of company paid automobiles and dining club membership benefits is primarily intended to facilitate business-related travel and entertainment and executives are required to report personal use of company paid automobiles and club memberships. We do not gross up for the taxes due on any of these perquisites.

Stock Ownership Requirements

Our Compensation Committee established executive officer stock ownership guidelines in order to ensure a continuing alignment of executive and stockholder interests. Under our stock ownership guidelines, an executive officer is expected to maintain ownership of shares (including restricted stock awards, whether or not currently vested, and shares held in the Qualified Savings Plan, but not counting any shares underlying outstanding stock options) in an amount equal in value to a multiple of the individual’s salary-grade midpoint. Our executive officers who formerly served as executive officers of FMC Technologies were allowed three years following our spin-off to reach their ownership multiple, pro-rated 33 1/3% each year. Executive officers who began their employment with JBT Corporation have five years to accumulate sufficient amounts of our Common Stock to satisfy the ownership multiple, pro-rated 20% each year. An executive may not sell any shares of our Common Stock that he may hold until he reaches the applicable stock ownership guideline multiple. The stock ownership multiple for each of our named executive officers is provided in the following table. Each of our named executive officers currently satisfies our stock ownership guidelines applicable to them.

Executive Officer	Multiple of Salary Grade Mid Point	Number of Shares Required to be Held as of 12/31/2009	Shares Held as of 12/31/2009
Charles H. Cannon, Jr.	5.0	126,785	522,493
Ronald D. Mambu	3.0	39,266	164,502
Torbjorn Arvidsson	2.0	20,399	125,126
John Lee	2.0	15,690	77,782
Kenneth C. Dunn	2.0	12,744	72,876

Risk in Compensation Programs

We do not believe that risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on the company. Nevertheless, several features of our compensation programs reflect sound risk management practices. We believe we have allocated our compensation among base salary and short and long-term compensation target opportunities in such a way as to not encourage excessive risk-taking. Further, with respect to our incentive compensation programs, although the corporate performance metrics that determine payouts for certain business unit managers are based in part on the achievement of business segment metrics, the metrics that determine payouts for our executive officers are company-wide metrics only. This is based on our belief that applying company-wide metrics encourages decision-making that is in the best long-term interests of JBT Corporation and our shareholders as a whole. The mix of equity award instruments used under our long-term incentive program that includes time-based awards in addition to performance-based awards also mitigates risk. In addition, the multi-year vesting of our equity awards and our share ownership guidelines for our executive officers properly account for the time horizon of risk. We also employ “claw-back” provisions in our equity incentive compensation program to ensure that in the case of a restatement of our historical financial results for a period of time on which performance-based equity awards were granted, the amount of those awards can be recalibrated to reflect our restated financial performance for that period. Finally, we set our compensation at levels that we believe, based on market assessments, strike the appropriate balance between managing the overall expense of our compensation in comparison with peers and allowing us to continue to attract and retain the caliber of employees that we believe we need to help us succeed in the markets we serve. At its November 2009 meeting, the Compensation Committee requested Hewitt Associates to advise the Committee on whether we had any areas of compensation which appeared to encourage excessive risk-taking. Hewitt Associates did not identify any components of our program that they viewed as encouraging excessive risk.

Consulting Fees Paid to Compensation Consultant

In addition to the executive compensation consulting services provided to the Compensation Committee, Hewitt Associates also provided other non-executive compensation consulting services to us. For 2009, we paid the following fees to Hewitt Associates for those services:

•	Fees paid for executive compensation consulting services: $132,000

•	Fees paid for other non-executive compensation consulting services: $673,000

The decision to engage Hewitt Associates to perform non-executive compensation consulting services was made by management and agreed to by the Board of Directors. For 2010, the Compensation Committee has retained Meridian Compensation Partners, LLC as its principal compensation consultant. Meridian, an independent consultancy wholly owned by its partners, will only provide executive compensation advisory services to the Compensation Committee and will provide no other services to the Compensation Committee or JBT Corporation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee Report that follows shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this Proxy Statement by reference, except to the extent we incorporate this report by specific reference.

The Compensation Committee establishes and oversees the design and functioning of our executive compensation program. We have reviewed and discussed the foregoing Compensation Discussion and Analysis with the management of the Company. Based on this review and discussion, we recommend to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2010 Annual Meeting.

The preceding report has been furnished by the following members of the Compensation Committee:

Polly B. Kawalek, Chairwoman

James M. Ringler

James R. Thompson

COMPENSATION TABLES AND EXPLANATORY INFORMATION

Summary Compensation Table

The following table summarizes compensation earned by each of our named executive officers during the fiscal years ended December 31, 2009, December 31, 2008 and, for our named executive officers employed by our predecessor, FMC Technologies, December 31, 2007, and includes any amount earned during 2007 and 2008 as a result of employment with FMC Technologies during the relevant periods. To understand the table below you need to read carefully the footnotes, which explain the various assumptions and calculations and describe the employment sources (i.e., JBT Corporation or FMC Technologies) that give rise to the dollar amounts set forth below.

Name and Principal Position in 2009	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(2)		All Other Compensation ($)(3)	Total ($)
(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)		(i)	(j)
Charles H. Cannon, Jr.	2009	641,667	0		897,222	0	528,862	741,845		200,182	3,009,778
Chairman of the Board, President and Chief Executive Officer	2008	512,795	0		2,259,875	0	640,551	903,490		83,440	4,400,151
	2007	443,309	0		844,290	0	365,375	170,867		75,582	1,899,423

Ronald D. Mambu	2009	334,750	0		291,591	0	194,021	413,826		86,662	1,320,850
Vice President, Treasurer, Controller and Chief Financial Officer	2008	296,377	0		642,664	0	261,268	553,959		49,107	1,803,375
	2007	268,988	0		360,248	0	157,735	122,858		44,406	954,235

Torbjörn Arvidsson(4)	2009	331,884	0		255,707	0	169,874	178,028		564,159	1,449,652
Vice President and Division Manager Food Solutions and Services Division	2008	377,140	0		483,053	0	344,789	0	(5)	285,469	1,490,451
	2007	347,313	0		343,218	0	335,018	0	(5)	258,383	1,283,932

John Lee	2009	324,000	125,000	(6)	279,939	0	181,969	49,782		183,714	1,144,404
Vice President and Division Manager AeroTech Division	2008	133,333	100,000	(6)	661,432	0	121,173	24,932		79,799	1,120,669

Kenneth C. Dunn	2009	302,250	0		269,162	0	174,117	52,476		63,931	861,936
Vice President, General Counsel and Asst. Secretary

(1)	The amounts in column (e) reflect the grant date fair value of awards of restricted stock to our named executive officers pursuant to the Incentive Compensation and Stock Plan during the years indicated. Assumptions used in the calculation of these amounts are described in note (10) to our audited consolidated and combined financial statements for the fiscal year ended December 31, 2009 included in our Annual Report on Form 10-K filed on March 4, 2010 with the Securities and Exchange Commission.

The grant date fair value of restricted stock awards listed above assuming the maximum level of performance goals were achieved is as follows:

Name	Year	Fair Value Assuming Maximum Performance ($s)
Charles H. Cannon, Jr.	2009	1,275,006
	2008	3,389,813
	2007	1,266,434

Ronald D. Mambu	2009	414,367
	2008	963,996
	2007	540,372

Torbjörn Arviddson	2009	363,379
	2008	724,580
	2007	343,218

John Lee	2009	397,808
	2008	925,836

Kenneth C. Dunn	2009	382,495

(2)	The amounts in column (h) reflect the actuarial increase in the present value of our named executive officers’ benefits at the first retirement date with unreduced benefits (age 62). These amounts are determined using interest rates and mortality rate assumptions consistent with those used in our audited consolidated and combined financial statements. All nonqualified deferred compensation earnings are actual investment earnings generated by the invested funds, and therefore, are not included in this column.

(3)	The amounts in column (i) for the fiscal year ended December 31, 2009 reflect for each of our named executive officer the following perquisites:

Perquisites ($)	Charles H. Cannon, Jr.	Ronald D. Mambu	Torbjörn Arvidsson	John Lee	Kenneth C. Dunn
Personal Use of Club Memberships*	-	300	-	-	700
Financial Planning & Personal Tax Assistance**	18,300	12,000	5,651	12,000	20,000
Personal Use of Automobiles***	-	-	8,262	13,200	-
Parking	5,070	5,070	-	-	5,070
Total Perquisites	23,370	17,370	13,913	25,200	25,770

*	Our cost for Mr. Mambu’s club membership equals the amount of the annual dues paid by JBT Corporation for such membership multiplied by a fraction, the numerator of which is the number of days on which the club was used by Mr. Mambu primarily for non-business purposes, and the denominator of which is the total days on which the club was used for any purpose. Our cost for Mr. Dunn’s club membership equals the amount that we provide to him as a partial reimbursement of the monthly club dues paid by Mr. Dunn.

**	Our cost for financial planning and personal tax assistance includes the fees JBT Corporation paid to third party financial planning and tax advisors for service provided to our named executive officers, a portion of which is an annual retainer fee allocated to the individual officers on a pro-rata basis. Other fees are specifically allocated to the individual named executive officers receiving the services to which such fees relate.

***	Our cost for personal use of automobiles used by our named executive officers who were provided this benefit is calculated as follows: for Mr. Arvidsson we utilize the Swedish government’s calculation of the value of a company supplied car to his personal use; and for Mr. Lee we utilize a monthly allowance of $1,100 that we provide to him to reimburse him for business use of his personal automobile. All amounts paid to reimburse our named executive officers for automobile expense represent taxable income to the executive.

Other Compensation ($)	Charles H. Cannon, Jr.	Ronald D. Mambu	Torbjörn Arvidsson	John Lee	Kenneth C. Dunn
Life Insurance	2,114	1,035	-	672	635
Matching Contributions*	64,111	29,801	523,191	13,583	18,521
Accrued Dividend Equivalent Rights	110,587	38,546	27,055	19,259	19,005

*	For a description of the matching contributions provided to participants in the Qualified Savings Plan and Non-Qualified Savings Plan, see “Compensation Discussion and Analysis—Savings Plans” above. For Mr. Arvidsson, matching contributions represent premiums paid for a defined contribution benefit plan in Sweden. For a description of this plan, see “Compensation Discussion and Analysis—Pension Plans” above.

(4)	The amounts reported as salary, non-equity incentive compensation and all other compensation that are reported for Mr. Arvidsson were paid in Swedish Krona. These amounts were converted into U.S. dollars in the Summary Compensation Table. These amounts were translated into U.S. dollars at the average exchange rate for each month. Mr. Arvidsson received a base salary increase effective May 1, 2009, resulting in a different average for the periods before and after May 1, 2009.

(5)	During 2007 and 2008, there was a net negative change in Mr. Arvidsson’s Pension and Non-Qualified Deferred Compensation Earnings. In accordance with SEC regulations, this decrease in value is not reported in columns (h) or (j) of the Summary Compensation Table.

(6)	The amounts in column (d) for Mr. Lee represent the amount of a signing bonus paid to Mr. Lee at the beginning of his employment with us, including a $100,000 portion paid in 2008 and a $125,000 incremental deferred portion of that bonus paid in January 2009.

None of our named executive officers is a party to written or oral employment contracts with us. Accordingly, they remain employed at our will. For a description of the material terms of their compensation arrangements, which include base salary, annual non-equity incentive bonus, equity compensation awards, matching contributions to retirement savings plans, pension benefits and perquisites, and severance and change in control benefits, see “Compensation Discussion and Analysis” above. Performance targets for performance-based equity awards considered by the Compensation Committee are also quantified in Compensation Discussion and Analysis. Based on the fair value of equity awards granted to the named executive officers in 2009 and the base salary and annual non-equity incentive compensation award of the named executive officers for 2009, base salary and annual non-equity incentive compensation awards together accounted for approximately 62% of the total base pay, annual non-equity incentive and equity compensation paid to named executive officers for 2009.

Grants of Plan-Based Awards Table

Shown below is information with respect to plan-based awards made in 2009 to each named executive officer.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Charles H. Cannon, Jr.	2/24/2009	0	545,417	1,469,417				38,884	0	0	425,002
	2/24/2009				0	43,204	86,408				472,220

Ronald D. Mambu	2/24/2009	0	200,850	542,295				12,637	0	0	138,122
	2/24/2009				0	14,041	28,082				153,468

Torbjörn Arvidsson	2/24/2009	0	182,536	494,507				11,082	0	0	121,126
	2/24/2009				0	12,313	24,626				134,581

John Lee	2/24/2009	0	178,200	482,760				12,132	0	0	132,603
	2/24/2009				0	13,480	26,960				147,336

Kenneth C. Dunn	2/24/2009	0	166,238	450,353				11,665	0	0	127,498
	2/24/2009				0	12,961	25,922				141,664

(1)	The amounts shown in column (i) reflect the number of shares of stock subject to time-based vesting requirements granted to each of our named executive officers in 2009 pursuant to our Incentive Compensation Plan.

(2)	The amounts in column (l) reflect the full grant date fair value of awards of restricted stock to our named executive officers pursuant to our Incentive Compensation Plan in 2009. Assumptions used in the calculation of these amounts are described in note (10) to our audited consolidated and combined financial statements for the fiscal year ended December 31, 2009 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 4, 2010.

(3)	The second award amount in column (l) represents the full grant date fair value of shares subject to performance-based conditions assuming achievement of target performance.

We did not make any grants of stock options or stock appreciation rights in 2009 under the Incentive Compensation Plan for services rendered during 2009 to any of the named executive officers. For a description of the material terms of the restricted stock awards, including the vesting schedules, dividend equivalent rights, and a description of the performance targets and potential award amounts for those restricted shares subject to performance-based conditions, see the descriptions set forth in “Compensation Discussion and Analysis” above.

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards						Stock Awards(3)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Charles H. Cannon, Jr.	21,303	(1)	0	0	$2.96	2/19/2014	438,156	7,453,031	0	0
Ronald D. Mambu	0		0	0	-	-	151,383	2,575,031	0	0
Torbjörn Arvidsson	0		0	0	-	-	108,939	1,853,053	0	0
John Lee	0		0	0	-	-	82,262	1,399,277	0	0
Kenneth C. Dunn	0		0	0	-	-	80,837	1,375,037	0	0

(1)	Options originally issued to Mr. Cannon by FMC Technologies, which were converted into options to acquire shares of our Common Stock at the time of the spin-off. See “Compensation Discussion and Analysis – Non-Qualified Stock Options” above for more information regarding the conversion of these options.

(2)	The market value of shares of our restricted stock that had not vested as of December 31, 2009 is calculated using $17.01, the closing price of our Common Stock on December 31, 2009, the last trading day of 2009. The full grant date fair value of the awards is $4,457,427 for Mr. Cannon; $1,484,266 for Mr. Mambu; $1,089,220 for Mr. Arvidsson; $949,309 for Mr. Lee; and $964,492 for Mr. Dunn.

(3)	The outstanding restricted stock awards presented above include awards in the amounts and with the vesting dates in the table below:

Executive Officer	Restricted Stock Grant Date		Restricted Stock Grant	Restricted Stock Vesting Date
Charles H. Cannon, Jr.	2/20/2007	*	54,920.29	1/2/2010
	2/20/2007	*	109,840.58	1/2/2010
	8/7/2008		94,240.00	1/2/2011
	8/7/2008		97,067.00	1/2/2011
	2/24/2009		38,884.00	1/2/2012
	2/24/2009		43,204.00	1/2/2012

Ronald D. Mambu	2/20/2007	*	23,433.79	1/2/2010
	2/20/2007	*	46,867.59	1/2/2010
	8/7/2008 8/7/2008		26,800.00 27,604.00	1/2/2011 1/2/2011
	2/24/2009		12,637.00	1/2/2012
	2/24/2009		14,041.00	1/2/2012

Torbjörn Arvidsson	2/20/2007	*	44,652.03	1/2/2010
	8/7/2008		20,144.00	1/2/2011
	8/7/2008		20,748.00	1/2/2011
	2/24/2009		11,082.00	1/2/2012
	2/24/2009		12,313.00	1/2/2012

John Lee	8/7/2008		22,052.00	1/2/2011
	8/7/2008		22,714.00	1/2/2011
	8/15/2008		11,884.00	1/2/2010
	2/24/2009		12,132.00	1/2/2012
	2/24/2009		13,480.00	1/2/2012

Kenneth C. Dunn	10/1/2008		21,443.00	1/2/2010
	10/1/2008		17,127.00	1/2/2011
	10/1/2008		17,641.00	1/2/2011
	2/24/2009		11,665.00	1/2/2012
	2/24/2009		12,961.00	1/2/2012

*	Represents restricted stock awards originally issued by FMC Technologies that were converted into shares of our restricted stock at the time of the spin-off. See “Compensation Discussion and Analysis – Time-Based Restricted Stock Grants” above for more information regarding the conversion of these awards.

Options Exercises and Stock Vested Table

All of the named executive officer option exercises and restricted stock vesting that are reported in the table below (and the corresponding value realized) represent options and restricted shares of FMC Technologies issued prior to our separation in July 2008. None of the named executive officers exercised options to acquire our Common Stock or acquired shares of our Common Stock on vesting of restricted stock awards during 2009.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Charles H. Cannon, Jr.	0	0	39,134	990,865
Ronald D. Mambu	0	0	16,258	411,661
Torbjörn Arvidsson	0	0	15,837	400,996
John Lee	0	0	0	0
Kenneth C. Dunn	0	0	0	0

Pension Benefits Table

The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under each of our pension plans determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. Credited years of service for each of the named executive officers under the pension plans include years of service with our predecessor. The U.S. Pension Plan and the Swedish Pension Program values are the present value of accrued benefits at the first retirement date for unreduced benefits. The Non-Qualified Pension Plan value is the present value at December 31, 2009 of the lump sum payable at the first retirement date for unreduced benefits. Effective December 31, 2009, we froze benefits under the U.S. Pension Plan and Non-Qualified Pension Plan. For an explanation of the impact on the U.S. Pension Plan, see “Compensation Discussion and Analysis—Pension Plans” above.

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)		(d)	(e)
Charles H. Cannon, Jr.	U.S. Pension Plan	27.75		734,934	0
	Non-Qualified Pension Plan	27.75		3,398,525	0

Ronald D. Mambu	U.S. Pension Plan	35.75		1,105,487	0
	Non-Qualified Pension Plan	35.75		1,724,837	0

Torbjörn Arvidsson	U.S. Pension Plan	1.58	(2)	45,010	0
	Swedish Pension Plan	24.30		7,949	0
	Non-Qualified Pension Plan	-		-	0

John Lee	U.S. Pension Plan	1.42		41,390	0
	Non-Qualified Pension Plan	1.42		33,324	0

Kenneth C. Dunn	U.S. Pension Plan	1.25		36,031	0
	Non-Qualified Pension Plan	1.25		28,925	0

(1)	Amounts reported reflect the present value, expressed as a lump sum as of December 31, 2009, of each named executive officer’s benefits under the U.S. Pension Plan, the Non-Qualified Pension Plan and, in the case of Mr. Arvidsson, the Swedish Pension Plan, respectively. Amount reported are calculated using the assumptions applied in Note (9) to our audited consolidated and combined financial statements for the fiscal year ended December 31, 2009 included in our Annual Report on Form 10-K filed on March 4, 2010 with the Securities and Exchange Commission.

(2)	Mr. Arvidsson’s number of years of credit service for the U.S. Pension Plan represents the period of time he worked in the United States.

Pension Benefit Formula

Our U.S. Pension Plan is a defined benefit plan that provides eligible employees having five or more years of service a pension benefit for retirement. Years of credited service and final average yearly earnings are used to calculate the pension benefit. The final average yearly earnings are based on the highest 60 consecutive months out of the final 120 months of compensation. The normal annual retirement benefit is the product of (a) and (b) below:

(a)	the sum of:

•

the sum of (1) 1% of the participant’s final average yearly earnings up to the Social Security Covered Compensation Base (defined as the average of the maximum Social Security taxable wages bases for the 35-year period ending in the year in which Social Security retirement age is reached) plus (2) 1.5% of the participant’s final average yearly earnings in excess of the Social Security covered compensation base multiplied by the participant’s expected years of credited service at age 65 up to 35 years of credited service; and

•	1.5% of the participant’s final average yearly earnings multiplied by the participant’s expected years of credited service at age 65 in excess of 35 years of credited service.

(b)	the ratio of actual years of credited service to expected years of credited service at age 65.

The U.S. Pension Plan defines “normal retirement age” as 65 with an unreduced early retirement benefit payable at age 62. All of the named executive officers except for Messrs. Lee and Dunn are currently eligible for benefits under our U.S. Pension Plan. Eligibility under the U.S. Pension Plan terminates upon death or upon payment of the participant’s entire vested benefit. When we were established as a separate company from FMC Technologies in July 2008, our employees who were formerly employed by FMC Technologies received the benefit for years of credited service under FMC Technologies’ defined pension benefit plan. Our employees who were also formerly employed by FMC Corporation, FMC Technologies’ predecessor, received the benefit for years of credited service under FMC Corporation’s defined pension benefit plan when FMC Technologies was established as a separate company by FMC Corporation. Messrs. Cannon, Mambu and Arvidsson were former employees of both predecessor companies.

Early Retirement

The U.S. Pension Plan’s “early retirement date” is the participant’s 55th birthday in the case of a participant who became a participant in FMC Corporation’s pension plan before January 1, 1984. All Participants in our U.S. Pension Plan who were hired on or after January 1, 1984 (by either of our predecessors or by us) are eligible for early retirement on or after age 55 with ten years of service. Two of our named executive officers (Messrs. Cannon and Mambu) were participants in FMC Corporation’s defined benefit pension plan before January 1, 1984. Messrs. Cannon, Mambu and Arvidsson are age 55 or older and are eligible to receive early retirement benefits under the U.S. Pension Plan.

A participant in the U.S. Pension Plan who retires on or after their “early retirement date” is entitled to receive the early retirement benefit, which is equal to the normal retirement benefit reduced by 1/3 of 1% for each month by which the commencement of the participant’s early retirement benefit precedes the participant’s 62nd birthday. A participant in the U.S. Pension Plan whose employment terminates prior to their “early retirement date” is entitled to receive an early retirement benefit payable after the attainment of age 55, which is equal to the normal retirement benefit reduced by 1/2 of 1% for each month by which the commencement of the participant’s early retirement benefit precedes the participant’s 65th birthday.

Payment of Pension Benefit

The normal retirement benefit is an individual life annuity for single retirees and 50% joint and survivor annuity for married retirees. The U.S. Pension Plan also provides for a variety of other methods for receiving pension benefits such as 100% joint and survivor annuities, level income and lump sum for benefits with lump sum values of $1,000 or less. The levels of annuities are actuarially determined based on the age of the participant and the age of the participant’s spouse for joint and survivor annuities. The U.S. Pension Plan also provides a 75% joint and survivor option as required by the Pension Protection Act of 2006. The actuarial reduction for a participant and spouse who are both age 62 is 7.9% from the normal retirement benefit for the 50% joint and survivor annuity and 14.7% from the normal retirement benefit for the 100% joint and survivor annuity. The level income annuity pays increased benefits to the retiree until Social Security benefits begin at age 62 and reduces the benefit after age 62 so that the total of the retirement benefit and Social Security benefits is approximately equal before and after age 62.

Eligible Earnings

Eligible earnings under the U.S. Pension Plan for our named executive officers include the base salary and annual non-equity incentive compensation paid by us or our predecessor companies to the executives for each plan year in which they were eligible to participate in the U.S. Pension Plan or its predecessor plans. Equity compensation, such as restricted stock and stock option awards, and deferrals to the Non-Qualified Savings Plan, are not included. Mr. Arvidsson’s U.S. Pension Plan benefit was generated on the basis of his earnings in 1999 and 2000, the only plan years during which he was employed in the United States and he had eligibility under a predecessor plan to our U.S. Pension Plan. The Internal Revenue Service limits the annual amount of earnings that may be taken into account for the U.S. Pension Plan to remain qualified under the Internal Revenue Code. Since all our presently eligible named executive officer’s eligible earnings exceed that limitation, the eligible earnings for each of the named executive officers presently eligible to earn additional benefits under the U.S. Pension Plan is the same amount, $245,000 in 2009.

Non-Qualified Pension Plan

We have also established a Non-Qualified Pension Plan that permits employees to obtain a “mirror” pension benefit under a non-qualified retirement plan for benefits limited under the U.S. Pension Plan for (1) limitations due to the Internal Revenue Service maximum annual pension benefit limit, (2) earnings that exceed the Internal Revenue Service limitations on earnings eligible for the tax-qualified Pension Plan, and (3) deferred compensation not included in the pensionable earnings definition in the U.S. Pension Plan. Accrued benefits under the Non-Qualified Pension Plan may be distributed as either a lump sum payment or in monthly payments over a five-year period. Lump sum distributions will be paid no sooner than six months after termination of employment for “specified employees” as defined by the Internal Revenue Code. All of our named executive officers are specified employees. The distribution election may not be changed within 12 months of termination or retirement. Changes made prior to the 12 month requirement can result in deferral of participant’s distribution for an additional five years.

Non-Qualified Deferred Compensation Table

Pursuant to our Non-Qualified Savings Plan, certain of our employees, including our named executive officers (excluding Mr. Arvidsson), may defer between 1% and 100% of base salary and annual non-equity incentive compensation. Mr. Arvidsson is eligible to participate in the International Savings Plan and may defer up to 75% of base salary and annual non-equity incentive compensation. Deferral elections for our Non-Qualified Savings Plan are made by eligible employees in November or December of each year for base salary and annual non-equity incentive compensation amounts earned in the following year. The investment options for our Non-Qualified Savings Plan and our International Savings Plan are publicly available mutual funds. We make matching contributions in the same investment allocations that the participant selects for his or her contributions to our Non-Qualified Savings Plan. Participants in the International Savings Plan can change their deferral elections throughout the year.

The contributions made by our named executive officers to the Non-Qualified Savings Plan and the International Savings Plan in 2009, together with matching contributions or other allocations to the Non-Qualified Savings Plan and the Swedish Pension Plan defined contribution benefit, earnings made on plan balances, any withdrawals or distributions, and the year-end balances in each of these plans were as follows.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)		Aggregate Earnings in Last Fiscal Year ($) (4)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(5)
(a)	(b)	(c)		(d)	(e)	(f)

Charles H. Cannon, Jr.	32,083	51,861		190,060	-	1,261,844
Ronald D. Mambu	29,801	17,551		78,341	-	550,229
Torbjörn Arvidsson	-	523,191	(3)	175,070	-	1,911,926
	-	-		1,658	-	23,667
John Lee	-	-		-	-	-
Kenneth C. Dunn	151,125	7,556		1,714	-	160,395

(1)	All of the named executive officers’ contributions reported in column (b) are included in salary and non-equity incentive plan compensation reported for the named executive officers in the Summary Compensation Table above.

(2)	All of the contributions made by us for our named executive officers reported in column (c) are included in “All Other Compensation” for the executive officers in the Summary Compensation Table above. Amounts included in column (c) do not include contributions to the Qualified Savings Plan. We make both matching contributions and contributions on participant’s eligible compensation that exceeds Internal Revenue Service income contribution limits in the Non-Qualified Savings Plan. For more information, see “Compensation Discussion and Analysis—Savings Plans” above.

(3)	Represents premiums paid for a defined contribution benefit plan in Sweden. For a description of this plan, see “Compensation Discussion and Analysis—Pension Plans” above.

(4)	Aggregate earnings represent an increase in the value of investments in each of the named executive officers’ plans during the fiscal year ended December 31, 2009.

(5)	The portion of the Aggregate Balance at Last Fiscal Year End reported as compensation in the Summary Compensation Table appearing in FMC Technologies’ proxy statements for the fiscal years ended prior to the year ended December 31, 2008 for Mr. Cannon was $1,302,574. None of our other named executive officers was a named executive officer in FMC Technologies’ proxy statements in prior years. The portion of the Aggregate Balance at Last Fiscal Year End reported as compensation in the Summary Compensation Table in our proxy statement for fiscal years ended prior to the year ended December 31, 2009 was $64,194 for Mr. Cannon; $30,454 for Mr. Mambu; $268,920 for Mr. Arvidsson; and $0 for Mr. Lee. Mr. Dunn was not a named executive officer in our prior proxy statements.

Potential Payments Upon Termination

The compensation benefits that are payable to each of our named executive officers in the event of a voluntary termination will be the same as those available to all of our other salaried employees. In the event of the disability, retirement, involuntary not-for-cause termination or a change-in-control, our named executive officers will receive additional compensation benefits as described below. In the event of the death of a named executive officer, such officer’s estate will be entitled to receive the benefits described below. Termination payments and change-in-control payments will be mutually exclusive and our named executive officers will not be entitled to receive both forms of payments under any circumstances.

Payments in the Event of Death, Disability or Retirement

In the event of the death or disability of a named executive officer during active employment with us, all outstanding equity awards will vest on the first business day following death or disability. This same death or disability benefit will exist for any of our employees who hold an unvested equity award at the time of their death or disability. In the event of the retirement of any of our named executive officers after reaching the age of 62, all outstanding equity awards will be retained and will vest in accordance with their pre-retirement normal vesting schedule. The following table shows the value to each of our named executive officers should any of these events have occurred on December 31, 2009 under our plans, policies and agreements.

Executive Benefits and Payments in the Event of Death, Disability or Retirement on December 31, 2009

	Charles H. Cannon, Jr.	Ronald D. Mambu	Torbjörn Arvidsson	John Lee	Kenneth C. Dunn
Long-Term Incentive Compensation ($)(1)
Performance-Based Restricted Stock	4,254,398	1,505,599	562,368	615,660	520,540
Stock Options/SARs(2)
Unvested and Accelerated	0	0	0	0	0
Restricted Stock(2)
Unvested and Accelerated	3,198,633	1,069,432	1,290,685	783,617	854,497
Total ($)	7,453,031	2,575,031	1,853,053	1,399,277	1,375,037

(1)	Represents the value of unvested equity awards that may be retained until their normal vesting date in the case of retirement at age 62. Retirement will not result in accelerated vesting.

(2)	A portion of the total value of the stock options and restricted stock shown above resulting from accelerated vesting upon death or disability on December 31, 2009 would have vested without accelerating on January 2, 2010, the awards’ normal vesting date, pursuant to the terms of those awards which were granted on February 20, 2007 for Messrs. Cannon, Mambu and Arvidsson; granted on August 15, 2008 for Mr. Lee; and granted on October 1, 2008 for Mr. Dunn. That portion of the value is: Mr. Cannon, $2,802,582; Mr. Mambu, $1,195,826; Mr. Arvidsson, $759,531; Mr. Lee, $202,147; and Mr. Dunn, $364,745.

Payments Made in an Involuntary Termination

Our named executive officers will receive payments pursuant to our executive severance plan described in “Compensation Discussion and Analysis—General Executive Severance Benefits” above in the event their employment is terminated by us for reasons other than cause or a change-in-control. This plan will provide certain enhanced benefits to our executive officers in place of those provided under our general severance plan for all of our non-union employees. These include:

•	a severance payment equal to 15 months of base pay and target annual non-equity incentive compensation;

•	pro rata payment of annual non-equity incentive compensation at target amount through termination date provided performance targets are achieved;

•	continuing medical and dental benefits for the executive, his spouse and dependents for the severance period of 15 months at employee premiums;

•	outplacement assistance;

•	financial planning and tax preparation assistance for last calendar year of employment; and

•	accelerated vesting of unvested options and restricted stock grants at the discretion of management.

Benefits under our executive severance plan will be contingent upon continuing compliance by the terminated executive with non-disclosure, non-compete and non-solicitation covenants.

The amounts shown in the table below are calculated using the assumption that an involuntary not for cause termination was effective as of December 31, 2009, and as a result are based on amounts earned through such time and are only estimates of amounts which would be paid out to our named executive officers in the event of such a termination under our executive severance plan. The actual amounts that would be paid out if such a termination were to occur can only be determined at the time of such executive officer’s actual termination and would be subject to their current salaries and benefits at such time.

Executive Benefits and Payments for Involuntary Termination Occurring on

December 31, 2009

	Charles H. Cannon Jr.	Ronald D. Mambu	Torbjörn Arvidsson	John Lee	Kenneth C. Dunn
Compensation ($)
Severance Payment	1,503,125	676,000	647,849	638,600	598,687
Pro-Rated Target Annual Non-Equity Incentive Compensation	545,417	200,850	182,536	178,200	166,238
Benefits and Perquisites ($)
Medical and Dental Benefit(1)	6,345	6,345	0	8,494	9,160
Financial Planning and Tax Preparation Assistance	18,300	12,000	6,555	12,000	20,000
Outplacement Services	97,500	50,700	50,156	49,440	46,350
Total ($)	2,170,687	945,895	887,096	886,734	840,435

(1)	Assumes no change in current premium cost paid by such named executive officer for medical and dental benefits.

In the event of an involuntary termination, the treatment of an executive officer’s outstanding equity awards is at the discretion of our Chief Executive Officer and the Compensation Committee. An executive officer may be permitted to retain all or a portion of these awards subject to their existing vesting schedule. For the valuation of these awards at December 31, 2009, see the Outstanding Equity Awards at Fiscal Year-End Table above.

Potential Payments Upon Change-in-Control

We entered into change-in-control agreements with each of our named executive officers pursuant to which in the event of both a qualifying change-in-control and a qualifying adverse change in employment circumstances, each of our named executive officers will be entitled to the following benefits:

•

a multiple of their annual base pay (three times for Mr. Cannon and two times for each of our other named executive officers) and the same multiple of the greater of the executive’s annual target annual non-equity incentive compensation or the average of the actual annual non-equity incentive compensation paid to the executive in the prior two years;

•	a pro rata payment equal to the amount of the executive’s annual target non-equity incentive compensation for the year the executive is terminated;

•	accrued but unpaid base salary and unused and accrued vacation pay;

•

additional age and service credit for purposes of benefit determination in our Non-Qualified Pension Plan (three years for Mr. Cannon and two years for each of our other named executive officers other than Mr. Arvidsson, who is not eligible for the Non-Qualified Pension Plan);

•

medical, dental, life, accidental death and dismemberment insurance and long-term disability insurance coverage for eighteen months for the executive and the executive’s spouse and dependents, provided the executive continues to pay employee premiums for such insurance coverage then in effect;

•

executive officers subject to an excise tax on benefits received under the change-in-control agreement will be reimbursed for such taxes (fully for Mr. Cannon and to a more limited extent for our other named executive officers);

•	reimbursement for the costs of all outplacement services obtained by the executive within two years of the termination date (limited to 15% of the executive’s base salary on termination); and

•

reimbursement for legal fees and other litigation costs incurred in good faith by an executive officer as a result of our refusal to provide severance benefits under the change-in-control agreement, contesting the enforceability or validity of the agreement or as a result of conflicts in the interpretation of its requirements.

The severance payment will be required to be paid in a single lump sum payment no later than 30 days after the date of termination.

If a named executive officer’s employment is terminated due to a disability subsequent to a change-in-control, the executive will receive base salary through the effective date of termination and any disability benefits payable to the executive under our short and long term disability programs, but will not be entitled to the severance benefits under the change-in-control agreement. Our named executive officer’s disability benefits will be the same as are available to all other employees under our disability benefit plans.

If a named executive officer’s employment is terminated due to death subsequent to a change-in-control, the benefits paid to the executive’s estate will be determined under our retirement, survivor’s benefits, insurance and other programs, but the executive officer’s estate will not be entitled to severance benefits under the change-in-control agreement.

Our named executive officers will not be obligated to seek other employment in mitigation of amounts payable under the change-in-control agreements, and their subsequent re-employment will not impact our obligation to make the severance payments provided for under the change-in-control agreements provided the executive’s employment does not violate any non-compete obligation under the change-in-control agreement.

Our named executive officers who receive severance benefits under change-in-control agreements will not be entitled to receive additional severance benefits under our general executive severance plan described above under “Potential Payments Upon Termination—Payments Made in an Involuntary Termination” and in “Compensation Discussion and Analysis—General Executive Severance Benefits.”

Under our change-in-control agreements, our named executive officers will be entitled to payments and other benefits upon the occurrence of any of the following “change-in-control” events, provided a “qualifying termination” occurs. A “change in control” means either a “change in ownership,” a “change in effective control,” or a “change of a substantial portion of assets,” as defined below:

•

a “change in ownership” of JBT Corporation occurs when any one person or certain types of groups of persons first acquires ownership of stock of JBT Corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of JBT Corporation;

•	a “change in effective control” of JBT Corporation occurs when either:

(i)	any one person or certain types of groups of persons acquires (or has acquired during a twelve month period) ownership of stock of JBT Corporation possessing 30% or more of the total voting power of the stock of JBT Corporation; or

(ii)	a majority of the members of our Board of Directors is replaced during any twelve month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of such appointment or election.

A “change in effective control” will have occurred only if an executive officer party to a change-in-control agreement with us is employed by us on the date of the “change in effective control” or we are liable for the payment of benefits under such executive officer’s change-in-control agreement and no other corporation is a majority shareholder of JBT Corporation.

•

a “change of ownership of a substantial portion of assets” of JBT Corporation occurs when any one person or certain groups of persons acquires (or has acquired during a twelve month period) assets from JBT Corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of JBT Corporation immediately prior to such acquisition or acquisitions.

If any person or more than one person acting as a group is considered to effectively control JBT Corporation, the acquisition of additional control of JBT Corporation by the same person or group of persons is not considered to cause either a “change in ownership” or a “change in effective control” of JBT Corporation.

In addition, there is no “change in control” when there is a transfer to an entity that is controlled by the shareholders of JBT Corporation immediately after the transfer. A transfer of assets by JBT Corporation is not treated as a “change in ownership of a substantial portion of assets” if the assets are transferred to:

•	a shareholder of JBT Corporation (immediately before the asset transfer) in exchange for or with respect to its stock;

•	an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by JBT Corporation;

•	a person or certain groups of persons that owns, directly or indirectly, 50% or more of the total value or voting power of all of the outstanding stock of JBT Corporation; or

•	an entity at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in the immediately preceding paragraph.

A “qualifying termination” includes (a) an involuntary termination of one of our named executive officer’s employment for reasons other than “cause,” disability or death; within 24 months of the change-in-control, (b) a voluntary termination by the named executive officer for “good reason” within 60 days after the end of our cure period or (c) we breach or any successor breaches any of the material provisions of the change-in-control agreement.

Under the change-in-control agreements, a named executive officer will be considered terminated for “cause” for:

•

willful and continued failure to substantially perform the executive officer’s employment duties in any material respect (other than any such failure resulting from physical or mental incapacity or occurring after an executive officer has provided notification to us of a voluntary termination for a “good reason”) after proper written notification has been provided to the executive officer and the executive officer fails to resume substantial performance of the executive officer’s duties on a continuous basis within 30 days of receipt of such notice;

•

willfully engaging in conduct which breaches a non-competition, non-solicitation and confidentiality covenant or in any other conduct which is demonstrably and materially injurious to us or an affiliate; or

•	conviction for, or pleading guilty or not contesting, a felony charge under federal or state law.

A named executive officer’s voluntary termination will be considered to be for “good reason” for purposes of the change-in-control agreements if, without the executive’s express written consent, any one or more of the following events occurs:

•

assignment to duties materially inconsistent with the executive officer’s authorities, duties, responsibilities, and status (including, without limitation, offices, titles and reporting requirements) as our employee, or a material reduction or alteration in the nature or status of the executive’s authorities, duties, or responsibilities from the greatest of (i) those in effect on the effective date of the change-in-control agreement; (ii) those in effect during the fiscal year immediately preceding the year of the change-in-control; and (iii) those in effect immediately preceding the change-in-control;

•

requiring the executive officer to be based at a location which is at least 50 miles further from the executive’s then current primary residence than is such residence from the office where the executive is located at the time of the change-in-control, except for required travel on our business to an extent substantially consistent with the executive officer’s business obligations as of the effective date of such executive’s change-in-control agreement or as the same may have been subsequently changed prior to a change-in-control;

•	a material reduction of the executive officer’s base salary as in effect on the effective date of the change-in-control agreement or as the same may have been subsequently increased;

•

a material reduction in the executive officer’s level of participation in any of our short-term and/or long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or arrangements in which the executive officer participates from the greatest of the levels in place: (i) on the effective date of the change-in-control agreement; (ii) during the fiscal year immediately preceding the fiscal year of the change-in-control; and (iii) on the date immediately preceding the date of the change-in-control; or

•	our failure to obtain a satisfactory agreement from any successor to assume our obligations under the change-in-control agreement.

The existence of “good reason” for a voluntary termination will not be affected by an executive officer’s temporary incapacity due to physical or mental illness not constituting a disability. The executive officer’s continued employment will not constitute a waiver of the executive’s rights with respect to any circumstance constituting “good reason.”

Benefits under change-in-control agreements will be paid in cash to the executive officer entitled to payment in a single lump sum as soon as practicable following the effective date of termination, but in no event beyond thirty (30) days from such date; provided that, if the executive officer is deemed on the effective date of termination to be a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Code, any such benefits that constitute deferred compensation under Section 409A of the Code and would otherwise be payable prior to the earlier of (i) the 6-month anniversary of the executive’s qualifying termination and (ii) the date of the executive’s death (the “Delay Period”) shall instead be paid in a lump sum immediately upon (and not before) the expiration of the Delay Period.

The amounts shown in the table below are calculated using the assumption that a change-in-control and qualifying termination was effective under the change-in-control agreements as of December 31, 2009, and as a result are based on amounts earned through such time and are only estimates of the amounts which would be paid out to our named executive officers in the event of such a termination under the change-in-control agreements. The actual amounts that would be paid out if such a termination were to occur can only be determined at the time of such executive officer’s actual termination and would be subject to their salaries, incentives and other benefits at that time. Following a change-in-control, if a named executive officer is terminated either: (a) by us for “cause” or (b) by the executive officer (other than for retirement, “good reason” or other circumstances that constitute a “qualifying termination”) we will pay the executive an amount equal to the executive’s accrued and unpaid base salary, accrued and unused vacation and any other amounts the executive is entitled to receive under pension and other benefit plans.

Executive Benefits and Payments for Change-in-Control Termination Occurring on December 31, 2009

	Charles H. Cannon, Jr.	Ronald D. Mambu	Torbjörn Arvidson	John Lee	Kenneth C. Dunn
Compensation ($)
Base Salary Multiple(1)	1,950,000	676,000	668,747	659,200	618,000
Annual Non-Equity Incentive Bonus Multiple	1,636,251	419,003	679,807	581,630	545,280
Pro-Rated Annual Target Non-Equity Incentive Compensation	545,417	200,850	182,536	178,200	166.238
Long-Term Incentive Compensation
Performance-Based Restricted Stock	4,254,398	1,505,599	562,368	615,660	520,540
Stock Options/SARs
Unvested and Accelerated	0	0	0	0	0
Restricted Stock(2)
Unvested and Accelerated	3,198,633	1,069,432	1,290,685	783,617	854,497
Benefits and Perquisites ($)
Value of Additional Years of Age and Service Credit for Non-Qualified Pension Plan(3)	1,067,103	276,518	0	0	0
Medical, Dental, Life Insurance and Disability Benefits(4)	12,689	11,070	0	13,749	14,692
Outplacement Services	97,500	50,700	50,156	49,440	46,350
280G Tax Gross-up(5)	0	0	0	637,385	681,929
Total ($)	12,761,991	4,209,172	3,434,299	3,518,881	3,447,526

(1)	The base salary multiples reflect the terms of these officers’ change-in-control agreements as of December 31, 2009.

(2)	A portion of the total value of the restricted stock shown above resulting from accelerated vesting upon a change-in-control taking place on December 31, 2009 would have vested without accelerating on January 2, 2010, the awards’ normal vesting date, pursuant to the terms of those awards which were granted on February 20, 2007 for Messrs. Cannon, Mambu and Arvidsson; granted on August 15, 2008 for Mr. Lee; and granted on October 1, 2008 for Mr. Dunn. That portion of the value is: Mr. Cannon, $2,802,582; Mr. Mambu, $1,195,826; Mr. Arvidsson, $759,531; Mr. Lee, $202,147; and Mr. Dunn, $364,745.

(3)	The amount representing the value of additional years of age and service credit for our Non-Qualified Pension Plan is based on the assumptions of a lump sum payment calculated as the present value of benefits immediately payable on December 31, 2009, reduced by our Non-Qualified Pension Plan’s early retirement factor using the named executive officer’s age at December 31, 2009 plus the additional years of credited service granted under the change-in-control agreement to each officer. Mr. Arvidsson is not eligible to participate in the Non-Qualified Pension Plan and Messrs. Lee and Dunn were not vested in their Non-Qualified Pension Plan benefits as of December 31, 2009.

(4)	Assumes no change in current premium cost paid for such named executive officer’s medical, dental, life insurance and disability benefits.

(5)	The 280G tax gross-up calculation is based on compensation mix and tenure with the company. The two named executive officers showing a tax gross up, Messrs. Lee and Dunn, were hired by us in 2008 and had no equity or cash incentive compensation paid to them in 2008, and the incentive compensation awards paid to them in 2009 were based on a partial year. Consequently both Messrs. Dunn and Lee had average W-2 wages significantly lower than their normal annual compensation. The tax gross amount shown was accordingly entirely attributable to the impact that their short tenure with us had on their W-2 wages. None of the other named executive officers triggered tax gross ups in the table because their severance payments under our change-in-control agreements fell below the threshold amounts that would trigger a tax gross up under those agreements.

AUDIT COMMITTEE REPORT

The Audit Committee Report that follows shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this Proxy Statement by reference, except to the extent we incorporate this report by specific reference.

The Audit Committee of the Board of Directors has:

•	Reviewed and discussed the audited financial statements with management;

•	Discussed with KPMG LLP, our independent public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61; and

•	Received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, and has discussed with KPMG LLP its independence.

In reliance upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2009.

The preceding report has been furnished by the following members of the Audit Committee:

James E. Goodwin, Chairman

C. Maury Devine

Alan D. Feldman

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

We have undertaken responsibility for preparing and filing the stock ownership forms required under Section 16(a) of the Securities Exchange Act of 1934 on behalf of our officers and directors. Based on a review of forms filed and information provided by our officers and directors to us, we believe that all Section  16(a) reporting requirements were fully met during 2009.

Code of Ethics

Our Code of Business Conduct and Ethics, which is applicable to all of our principal executive and financial officers and directors, may be found on the Investor Relations section of our website under Corporate Governance at www.jbtcorporation.com, and is also available in print (without charge) to any stockholder upon request. A request should be directed to John Bean Technologies Corporation at our principal executive offices at 200 East Randolph Drive, Suite 6600, Chicago, Illinois 60601, Attention: Deputy General Counsel and Secretary. We have established a hotline for employees to report violations of the ethics policy or complaints regarding accounting and auditing practices on an anonymous basis. Reports of possible violations of financial or accounting policies made to the hotline are directed to our Director of Internal Audit and the chair of the Audit Committee.

Proposals for the 2011 Annual Meeting of Stockholders

Stockholders may make proposals to be considered at the 2011 Annual Meeting. To be included in the proxy statement and form of proxy for the 2011 Annual Meeting, stockholder proposals must be received not later than November 25, 2010, at our principal executive offices at John Bean Technologies Corporation, 200 East Randolph Drive, Suite 6600, Chicago, Illinois 60601, Attention: Deputy General Counsel and Secretary.

To properly bring other business before the Annual Meeting, a stockholder must deliver written notice thereof, setting forth the information specified in our By-laws, to the Secretary at our principal executive offices not later than the 90th day nor earlier than the 120th day prior to the first anniversary of the preceding year’s Annual Meeting; provided, however, that such other business must otherwise be a proper matter for stockholder action. In the event that the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, however, a stockholder must deliver notice not earlier than the 120th day prior to such Annual Meeting and not later than the later of (a) the 90th day prior to such Annual Meeting and (b) the 10th day following the day on which we first make public announcement of the date of such meeting. To properly bring business before the 2011 Annual Meeting, we must receive notice at our principal executive offices no later than February 4, 2011. A copy of the full text of the By-Law provisions discussed above may be obtained by writing to John Bean Technologies Corporation, c/o the Deputy General Counsel and Secretary at 200 East Randolph Drive, Suite 6600, Chicago, Illinois 60601.

Stockholders Sharing an Address

In accordance with notices sent to beneficial owners of our Common Stock sharing a single address, we are sending only one notice of electronic availability or Annual Report and Proxy Statement to that address unless we receive contrary instructions from any beneficial owner at that address. This “householding” practice reduces our printing and postage costs. You may request a separate notice of electronic availability or the Annual Report and Proxy Statement, which will be forwarded to you without charge, by writing to the Deputy General Counsel and Secretary at John Bean Technologies Corporation, 200 East Randolph Drive, Suite 6600, Chicago, Illinois 60601. If a beneficial owner at an address in which householding limited the mailings to one copy wishes to receive separate notices of electronic availability or Annual Reports or Proxy Statements this year or in the future, he or she may contact the bank, broker or other nominee that is the holder of record of that beneficial owner’s shares of Common Stock. If you and other stockholders of record with whom you share an address and last name are receiving multiple copies, you may also request householding by contacting Computershare Investor Services, by mail at P.O. Box 43078, Providence, Rhode Island 02940-3078, or by telephone at (800) 622-6757 (toll free within the United States, Canada and Puerto Rico) or 001-781-575-4735 (international direct dial).

Expenses Relating to this Proxy Solicitation

We will pay all expenses relating to this proxy solicitation. In addition to this solicitation by mail, our officers, directors, and employees may solicit proxies by telephone or personal call without extra compensation for that activity. In accordance with the rules of the Securities and Exchange Commission and the New York Stock Exchange, we will also reimburse banks, brokers and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners of Common Stock and obtaining the proxies of those owners.

James L. Marvin

Deputy General Counsel and Secretary

JOHN BEAN TECHNOLOGIES CORPORATION

John Bean Technologies Corporation	Notice of
200 East Randolph Drive	Annual Meeting of Stockholders
Suite 6600	May 5, 2010
Chicago, Illinois 60601	and Proxy Statement

John Bean Technologies Corporation

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 5, 2010.

Vote by Internet
		•	Log on to the Internet and go to www.envisionreports.com/JBT2010
		•	Follow the steps outlined on the secured website.

Vote by telephone
		•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	•	Follow the instructions provided by the recorded message.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2-3.

1.	Election of Directors: 01 - Alan D. Feldman	For ☐	Withhold ☐	02 - James E. Goodwin	For ☐	Withhold ☐

2.	Approval of the performance goals for certain performance-based awards under the John Bean Technologies Corporation Incentive Compensation and Stock Plan.	For ☐	Against ☐	Abstain ☐	3.	Ratification of the appointment of KPMG LLP as John Bean Technologies Corporation’s independent registered public accounting firm for 2010	For ☐	Against ☐	Abstain ☐

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. If the signature is by a corporation, a duly authorized officer should sign in full corporate name. If a partnership, please sign in partnership name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

2010 Annual Meeting Admission Ticket

2010 Annual Meeting of

John Bean Technologies Corporation Stockholders

May 5, 2010, 2:30 PM Central Time

Mid-America Club

80th Floor – Aon Center

200 East Randolph Drive

Chicago, Illinois 60601

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — John Bean Technologies Corporation

Notice of 2010 Annual Meeting of Stockholders

Mid-America Club, 80th Floor – Aon Center, 200 East Randolph Drive, Chicago, Illinois 60601

Proxy Solicited by Board of Directors for Annual Meeting — May 5, 2010

Charles H. Cannon, Jr., Ronald D. Mambu, Kenneth C. Dunn and James L. Marvin, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of John Bean Technologies Corporation to be held on May 5, 2010 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR each of the proposals in accordance with the recommendations of the Board of Directors.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)